As filed with the U.S. Securities and Exchange Commission on April 15, 2022

Registration No. 333-261947

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Jiuzi Holdings Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	4953	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No.168 Qianjiang Nongchang Gengwen Road, 15th Floor

Economic and Technological Development Zone

Xiaoshan District, Hangzhou City

Zhejiang Province 310000

People’s Republic of China
+86-0571-82651956

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William S. Rosenstadt, Esq.
Mengyi “Jason” Ye, Esq.
Yarona L. Yieh, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue – 3rd Floor
New York, New York 10017
(212)-588-0022

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED APRIL 15, 2022

Jiuzi Holdings Inc.

Issuance of up to 6,300,000 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, of up to 6,300,000 ordinary shares (the “Resale Shares”) of Jiuzi Holdings Inc. (“Jiuzi” or the “Company”) by the shareholder named in the section of this prospectus entitled “Selling Shareholder” that are issuable upon conversion of amounts outstanding (including principal and accrued interest thereon) under convertible debentures (the “Convertible Debentures”) issued pursuant to a securities purchase agreement that we entered into with YA II PN, Ltd. on December 3, 2021 (the “Securities Purchase Agreement”). Under a Securities Purchase Agreement, (i) 2,500,000 in principal amount of Convertible Debentures were issued upon the signing of the Securities Purchase Agreement, (ii) 2,500,000 in principal amount of Convertible Debentures were issued upon the filing of a Registration Statement with the U.S. Securities and Exchange Commission (“SEC”) registering the resale of the conversion shares by the Selling Shareholder, and (iii) 1,000,000 in principal amount of Convertible Debentures are issuable on or about the date the Registration Statement has first been declared effective by the SEC. The Convertible Debentures may be converted into more than the 6,300,000 shares being offered by this prospectus, and if any portion of the Convertible Debentures are converted into ordinary shares that are not being offered by this prospectus such ordinary shares will be restricted securities and may not be resold unless registered under the Securities Act of 1933, as amended, or such resale is exempt from such registration.

We are not selling any ordinary shares in this offering, and we will not receive any proceeds from the sale of shares by the selling shareholder.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “JZXN”. On March 31, 2022, the last reported sale price of our ordinary shares on the Nasdaq Capital Market was $1.34 per share, and as of the date of this prospectus, we had 21,426,844 ordinary shares outstanding.

The selling shareholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

We are a holding company incorporated in Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through a variable interest entity, or the VIE, Zhejiang Jiuzi New Energy Vehicles Co., Ltd., or Zhejiang Jiuzi, in the People’s Republic of China, or “PRC” or “China.” Investors in our ordinary shares should be aware that they may never directly hold equity interests in the VIE, but rather purchasing equity solely in Jiuzi Holdings Inc., our Cayman Islands holding company, which does not directly own substantially all of our business in China conducted by our VIE. Our ordinary shares offered in this offering are shares of our Cayman Islands holding company instead of shares of the VIE in China. Zhejiang Navalant New Energy Automobile Co. Ltd, or Jiuzi WFOE, Zhejiang Jiuzi and the Zhejiang Jiuzi Shareholders entered into a series of contractual agreements that establish the VIE structure, which we may refer to as the VIE agreements. We have evaluated the guidance in FASB ASC 810 and determined that we are the primary beneficiary of the VIE, for accounting purposes, based upon such contractual arrangements. Accordingly, under U.S. GAAP, the results of the VIE are consolidated in our financial statements. However, investors will not and may never directly hold equity interests in the Chinese operating companies. The VIE Agreements may not be effective in providing control over Zhejiang Jiuzi. Uncertainties exist as to our ability to enforce the VIE agreements, and the VIE agreements have not been tested in a court of law. The Chinese regulatory authorities could disallow this VIE structure, which would likely result in a material change in our operations and the value of our ordinary shares, including that it could cause the value of such securities to significantly decline or become worthless. See “Business — Our History and Corporate Structure” beginning on page 38 of this prospectus for a summary of the contractual arrangements and “Risk Factors—Risks Related to Our Corporate Structure” beginning on page 20 of this prospectus for certain risks related to the contractual arrangements.

Cash is transferred through our organization in the manner as follows: (i) Jiuzi may transfer funds to the Jiuzi WFOE, through its Hong Kong subsidiary, Jiuzi (HK) Limited, or Jiuzi HK, by additional capital contributions or shareholder loans, as the case may be; (ii) Jiuzi WFOE may provide loans to the VIE, subject to statutory limits and restrictions; (iii) funds from the VIE to Jiuzi WFOE are remitted as services fees; and (iv) Jiuzi WFOE may make dividends or other distributions to us through Jiuzi HK. Jiuzi is permitted under the Cayman Islands laws to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Jiuzi HK is also permitted under the laws of Hong Kong to provide funding to Jiuzi through dividend distribution without restrictions on the amount of the funds. Current PRC regulations permit our PRC subsidiaries to pay dividends to the Jiuzi HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, our Company, our subsidiaries, and the VIE have not distributed any earnings or settled any amounts owed under the VIE Agreements, and there has been no distribution of dividends or assets among the holding company, the subsidiaries or the VIE. Our Company, our subsidiaries, and the VIE do not have any plan to distribute earnings or settle amounts owed under the VIE Agreements in the foreseeable future. As of the date of this prospectus, none of our subsidiaries or VIEs have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. However, if we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from Zhejiang Jiuzi New Energy Vehicles Co., Ltd., or Zhejiang Jiuzi, by way of dividend payments. See “Prospectus Summary - Transfers of Cash to and from Our Subsidiaries” on page 8 and “Summary of Financial Position and Cash Flows Jiuzi Holdings Inc., Subsidiaries and the VIE” on page 7.

Because of our corporate structure, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitation on foreign ownership of internet technology companies, and regulatory review of oversea listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the VIE Agreements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. Our VIE Agreements may not be effective in providing control over Zhejiang Jiuzi. We may also be subject to sanctions imposed by PRC regulatory agencies including Chinese Securities Regulatory Commission if we fail to comply with their rules and regulations. If the Chinese regulatory authorities disallow this VIE structure in the future, it will likely result in a material change in our financial performance and our results of operations and/or the value of our ordinary shares, which could cause the value of such securities to significantly decline or become worthless. For a detailed description of the risks relating to our VIE structure, doing business in the PRC, and the offering as a result of the structure, see “Risk Factors - Risks Related to Our Corporate Structure,” “Risk Factors - Risks Related to Doing Business in the PRC" and “Risk Factors – Risks Related to this Offering.”

Additionally, we are subject to certain legal and operational risks associated with our VIE’s operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our VIE’s operations, significant depreciation of the value of our ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. As of the date of this prospectus, neither we nor Zhejiang Jiuzi has been involved in any investigations or received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. As confirmed by our PRC counsel, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” pursuant to the Cybersecurity Review Measures, which became effective on February 15, 2022 because (1) we currently do not have over one million users’ personal information; (2) we do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and VIEs, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries, or the VIEs to obtain regulatory approval from Chinese authorities before listing in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

Investing in our ordinary shares involves substantial risks. See “Risk Factors” beginning on page 19 of this prospectus to read about important factors you should consider before purchasing ordinary shares. In addition, there are prominent risks associated with the majority of our operations occurring in China. For example, we as a U.S.-listed Chinese public company may face heightened scrutiny, criticism and negative publicity, which could result in a material change in our operations and the value of our ordinary shares. It could also significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Additionally, changes in Chinese internal regulatory mandates, such as the M&A rules, Anti-Monopoly Law, and the Data Security Law, may target the Company’s Variable Interest Entity (“VIE”) structure and impact our ability to conduct business in the PRC, accept foreign investments, or list on a U.S. or other foreign exchange. Additionally, the agreements associated with our VIEs have not been tested in court of law in any jurisdiction. For a description of relevant PRC-related risks to this offering, see “Risk Factors – Risks Relating to Doing Business in China” and “Risk Factors – Risks Relating to this Offering.”

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor. As of the date of the prospectus, WWC, P.C. (“WWC”), our auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. The Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, however, recently developments with respect to audits of China-based companies, create uncertainty about the ability of TPS Thayer to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities.   In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. See “Risk Factors – Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2022.

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling shareholder, have authorized any other person to provide you with different or additional information. Neither we, nor the selling shareholder, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling shareholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling shareholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our ability to continue to operate through our VIE structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients, win primary agency sale bids, and further enhance our brand recognition; and

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of Mr. Shuibo Zhang, our chief executive officer; Mr. Qi Zhang, our chief operating officer, and Ms. Kezhen Li, our director;

●	trends and competition in the advertising industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

Any forward looking statements contained in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the year ended October 31, 2021 (the “2021 Annual Report”), including all amendments thereto, as filed with the Securities and Exchange Commission (SEC), as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Our annual report on Form 20-F for the fiscal year ended October 31, 2021 filed with the SEC on March 8, 2022;

●	Amendment No. 1 to our annual report on Form 20-F/A for the fiscal year ended October 31, 2021 filed with the SEC on March 15, 2022;

●	Amendment No. 2 to our annual report on Form 20-F/A for the fiscal year ended October 31, 2021 filed with the SEC on April 15, 2022;

●	Form 6-K filed with the SEC on May 20, 2021;

●	Form 6-K filed with the SEC on July 7, 2021;

●	Form 6-K filed with the SEC on July 14, 2021;

●	Form 6-K filed with the SEC on July 19, 2021;

●	Form 6-K filed with the SEC on August 5, 2021;

●	Form 6-K filed with the SEC on September 29, 2021;

●	Form 6-K filed with the SEC on October 25, 2021;

●	Form 6-K filed with the SEC on November 8, 2021;

●	Form 6-K filed with the SEC on December 6, 2021;

●	Form 6-K filed with the SEC on December 7, 2021;

●	Form 6-K filed with the SEC on December 15, 2021;

●	Form 6-K filed with the SEC on January 6, 2022;

●	Form 6-K filed with the SEC on January 11, 2022;

●	Form 6-K filed with the SEC on January 13, 2022;

●	Form 6-K filed with the SEC on January 19, 2022;

●	Form 6-K filed with the SEC on February 10, 2022;

●	Form 6-K filed with the SEC on February 23, 2022;

●	Form 6-K filed with the SEC on March 16, 2022;

●	Form 6-K filed with the SEC on March 29, 2022;

●	Form 6-K filed with the SEC on April 4, 2022; and

●	The description of our ordinary shares contained in our registration statement on Form 8-A filed on May 11, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (http://www.danaos.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Jiuzi Holdings Inc.

No.168 Qianjiang Nongchang Gengwen Road, 15th Floor

Economic and Technological Development Zone

Xiaoshan District, Hangzhou City

Zhejiang Province 310000

People’s Republic of China

+86-0571-82651956

Attention: Chief Executive Officer

Conventions Used in this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Affiliated Entities” are referred to our subsidiaries, Zhejiang Jiuzi, our VIE; and Shangli Jiuzi;

●	“China” or the “PRC” are referred to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Guangxi Zhitongche” refers to Guangxi Nanning Zhitongche New Energy Technology Co., Ltd., a PRC company which is 90% owned by Hangzhou Zhitongche;

●	“Hangzhou Jiuyao” refers to Hangzhou Jiuyao New Energy Automobile Technology Co. Ltd., a PRC company 51% owned by Hangzhou Zhitongche;

●	“Hangzhou Zhitongche” refers to Hangzhou Zhitongche Technology Co., Ltd., a PRC company wholly owned by Zhejiang Jiuzi;

●	“Jiuzi HK” is referred to Jiuzi (HK) Limited, a limited liability company organized under the laws of Hong Kong;

●	“Jiuzi New Energy” refers to Zhejiang Jiuzi New Energy Network Technology Co., Ltd., a PRC company wholly owned by Zhejiang Jiuzi;

●	“Jiuzi WFOE” is referred to Zhejiang Navalant New Energy Automobile Co. Ltd, a limited liability company organized under the laws of the PRC, which is wholly-owned by Jiuzi HK;

●	“Ordinary shares” refer to the ordinary shares of the Company, par value US$0.001 per share;

●	“Shangli Jiuzi” is referred to Shangli Jiuzi New Energy Vehicles Co., Ltd., a PRC company and 59% owned subsidiary of Zhejiang Jiuzi;

●	“VIE” is referred to Zhejiang Jiuzi, our variable interest entity;

●	“VIE Agreements” are referred to a series of contractual arrangements, including the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and the Share Pledge Agreement between Jiuzi WFOE and VIE;

●	“Zhejiang Jiuzi” is referred to Zhejiang Jiuzi New Energy Vehicles Co., Ltd., our VIE in the PRC; and

●	“2021 Plan” is referred to an equity incentive plan we adopted on July 6, 2021.

Our business is conducted by Zhejiang Jiuzi, our VIE in the PRC, using Renminbi, or RMB, the official currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars (“$” or “US$”), determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ordinary shares discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ordinary shares.

Investors should note that Jiuzi Holdings Inc., our ultimate Cayman Islands holding company, does not directly own any substantive operations in the PRC and our businesses in the PRC described in this prospectus are operated through Zhejiang Jiuzi, our VIE in China.

Overview

We are a holding company incorporated in the Cayman Islands and we conduct our business in China through our Affiliated Entities. Our investors will own shares in a holding company that does not directly own all of its operations in China. We wholly own our Hong Kong subsidiary, Jiuzi (HK) Limited. Which in turn, wholly owns all of the share capital of Zhejiang Navalant New Energy Automobile Co. Ltd., a wholly foreign-owned enterprise incorporated in China (“WFOE”). Zhejiang Navalant New Energy Automobile Co. Ltd., through a series of contractual arrangements, manages and controls our operating entities, Zhejiang Jiuzi New Energy Vehicles Co., Ltd. And its majority-owned subsidiary, Shangli Jiuzi New Energy Vehicles Co., Ltd. The interests of the shareholders of our VIE entity, Zhejiang Jiuzi New Energy Vehicles Co., Ltd., may conflict with yours.

We, through our VIE in China, franchise and operate retail stores under brand name “Jiuzi”, which sell new energy vehicles, or NEVs, in third-fourth tier cities in China. Almost all of the NEVs we sell are battery-operated electric vehicles. We also sell a few plug-in electric vehicles upon demand from vehicle buyers. As of the date of this prospectus, we have 31 operating franchise stores and one company-owned store in China. The business relationship between Jiuzi and its independent franchisees are supported by adhering to standards and policies and is of fundamental importance to the overall performance and protection of the “Jiuzi” brand.

Primarily a franchisor, our franchising model enables an individual to be its own employer and maintain control over all employment-related matters, marketing and pricing decisions, while also benefiting from our Jiuzi brand, resources and operating system. In collaboration with franchisees, we are able to further develop and refine our operating standards, marketing concepts and product and pricing strategies.

Our revenues consist of (i) NEV sales in our company-owned store and NEV sales supplied to our franchisees; (ii) initial franchise fees of RMB 4,000,000, or approximately US$575,500, for each franchise store, payable over time based on performance obligations of the parties, from our franchisees; and (iii) on-going royalties based on 10% percent of net incomes from our franchisees. These fees, along with operating rights, are stipulated in our franchise agreements.

We, through our VIE, source NEVs through more than twenty NEV manufacturers, including BYD, Geely, and Chery, as well as battery/component manufacturers such as Beijing Zhongdian Boyu, Shenzhen Jishuchongke and Youbang Electronics which focus on manufacturing charging piles, and Guoxuan Gaoke, and Futesi in battery production. We are able to access more brands and obtain more competitive pricing to attract potential franchisees and to meet customer demands. On the capital side, we introduce franchisees to various capital platforms including Beijing Tianjiu Xingfu Control Group and Qinghua Qidi Zhixing, through which our franchisees and their vehicle buyers can obtain financing. Our business partners help us in providing a variety of products and extend our geographic reach.

Benefiting from favorable state policies subsidizing the NEV industry, China’s NEVs production started flourishing around 2015 and 2016, pursuant to the 2016-2020 New Energy Vehicle Promotion Fiscal Support Guidance and Notice regarding “the Thirteenth Five-year Plan” New Energy Vehicles Battery Infrastructure Support Policy. In 2016, China released a series of financial subsidy policies targeted at NEV production. We conducted market research in 2016 and eventually launched our business in 2017. We have built a full-scale modern business management operation, supported by our operations department and marketing department. We aim to build an online-offline operating system in which our headquarters effectively empowers our franchisees with our brand recognition, client source, financial support, operating and transportation assistance through the online platform. Our fully-developed supply chain will provide solid support for store location expansion. Our franchisees’ conformity to Jiuzi’s standards will help us in our business expansion and implementation of our growth strategy.

We plan to adopt an innovative one-stop vehicle sales model for our vehicle buyers, who is expected to have access to more brands, better services and more affordable pricing. Our current business model is focused on vehicle selection and purchase, which provide buyers with a multi-brand price comparison and test-driving experience. Through the online platform we are currently developing, we expect to provide a multi-dimensional service platform and one-stop experience covering online vehicle selection and purchase and off-line vehicle delivery and maintenance. Our app will provide potential buyers with information on various car brands and models, as well as services such as vehicle registration, appointments for maintenance and repairs, remote error diagnosis services, etc.

Our History and Corporate Structure

Jiuzi Holdings Inc. is a Cayman Islands exempted company incorporated on October 10, 2019. We conduct our business in China through our Affiliated Entities. The consolidation of our Company and our Affiliated Entities has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Jiuzi HK was incorporated on October 25, 2019 under the law of Hong Kong SAR. Jiuzi HK is our wholly-owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Jiuzi WFOE was incorporated on June 5, 2020 under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of Jiuzi HK and a wholly foreign-owned entity under the PRC laws. The registered principal activity of the company is new energy vehicle retail, new energy vehicle component sales, new energy vehicle battery sales, vehicle audio equipment and electronics sales, vehicle ornament sales, technology service and development, marketing planning, vehicle rentals, etc. Jiuzi WFOE had entered into contractual arrangements with Zhejiang Jiuzi and its shareholders.

Zhejiang Jiuzi was incorporated on May 26, 2017 under the laws of the People’s Republic of China. Its registered business scope includes wholesale and retail of NEVs and NEV components, vehicle maintenance products, technology development of NEVs, Marketing and consulting regarding NEV products, vehicle rentals, event organization, client services regarding vehicle registration, and online business technology.

Shangli Jiuzi was incorporated on May 10, 2018 under the laws of the People’s Republic of China. Its registered business scope is to engage in retailing NEVs, NEV components, NEV batteries, NEV marketing, vehicle maintenance, used vehicle sales, and car rentals. Zhejiang Jiuzi is the beneficial owner of 59% equity interest of Shangli Jiuzi.

Jiuzi New Energy was incorporated on July 1, 2021 under the laws of the People’s Republic of China. Its registered business scope is to engage in software outsourcing services, network and information security software development, artificial intelligence application software development, technology research and development, internet security services, and information system operation and maintenance services. Zhejiang Jiuzi is the beneficial owner of 100% equity interest of Jiuzi New Energy.

Hangzhou Zhitongche was incorporated on February 2, 2018 under the laws of the People’s Republic of China. Its registered business scope is to engage in retailing NEVs, technical consultation and development, and electronic product sales. Zhejiang Jiuzi is the beneficial owner of 100% equity interest of Hangzhou Zhitongche.

Guangxi Zhitongche was incorporated on December 13, 2021 under the laws of the People’s Republic of China. Its registered business scope is to engage in retailing NEVs, technical consultation and development, and electronic product sales. Hangzhou Zhitongche is the beneficial owner of 90% equity interest of Guangxi Zhitongche.

Hangzhou Jiuyao was incorporated on January 24, 2022 under the laws of the People’s Republic of China. Its registered business scope is to engage in technical support and development, NEV sales, retail of NEVs and NEV components, retail of home electronic devices, and automobile maintenance. Jiuzi New Energy is the beneficial owner of 51% equity interest of Hangzhou Jiuyao.

The following diagram illustrates the corporate structure of our subsidiaries and VIE:

Contractual Arrangements between Jiuzi WFOE and Zhejiang Jiuzi

Due to PRC legal restrictions on foreign ownership, neither we nor our subsidiaries own any direct equity interest in Zhejiang Jiuzi. Instead, we are the primary beneficiary and receive the economic benefits of Zhejiang Jiuzi’s business operation through a series of contractual arrangements. Jiuzi WFOE, Zhejiang Jiuzi and the Zhejiang Jiuzi Shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on June 15, 2020. The VIE agreements are designed to render Jiuzi WFOE as the primary beneficiary of Zhejiang Jiuzi and entitle Jiuzi of rights to the assets, property and revenue of Zhejiang Jiuzi. However, since the VIE agreements have not been tested in a court of law, we could be limited in our ability and rights to enforce the contractual arrangements that that we would otherwise be entitled to as the primary beneficiary of Zhejiang Jiuzi and its subsidiary if Zhejiang Jiuzi and its subsidiary or the Zhejiang Jiuzi Shareholders fail to perform their respective obligations under the contractual arrangements. Furthermore, if we are unable to exercise rights over Zhejiang Jiuzi as the primary beneficiary, we would not be able to continue to consolidate the financial results of our variable interest entity in our financial statements.

Each of the VIE Agreements is described in detail below:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Zhejiang Jiuzi Shareholders irrevocably granted Jiuzi WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Zhejiang Jiuzi held by the Zhejiang Jiuzi Shareholders. The purchase price is RMB 10 and subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement takes effect upon parties signing the agreement, and remains effective for 10 years, extendable upon Jiuzi WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Zhejiang Jiuzi and Jiuzi WFOE, Jiuzi WFOE provides Zhejiang Jiuzi with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Zhejiang Jiuzi by Jiuzi WFOE under this agreement, Jiuzi WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by Jiuzi WFOE. The service fee should approximately equal to Zhejiang Jiuzi’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both Jiuzi WFOE and Zhejiang Jiuzi before expiration. Otherwise, this agreement can only be extended by Jiuzi WFOE and Zhejiang Jiuzi does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between Jiuzi WFOE and certain shareholders of Zhejiang Jiuzi together holding 1,000,000 shares, or 100% of the equity interests, of Zhejiang Jiuzi (“Zhejiang Jiuzi Shareholders”), the Zhejiang Jiuzi Shareholders pledged all of their equity interests in Zhejiang Jiuzi to Jiuzi WFOE to guarantee the performance of Zhejiang Jiuzi’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Zhejiang Jiuzi breaches its contractual obligations under the Exclusive Business Cooperation Agreement, Jiuzi WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Zhejiang Jiuzi Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Jiuzi WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Zhejiang Jiuzi Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice Jiuzi WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Zhejiang Jiuzi’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Zhejiang Jiuzi’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the shareholders of Zhejiang Jiuzi do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Jiuzi WFOE’s interests without Jiuzi WFOE’s prior written consent and (3) provide Jiuzi WFOE control over Zhejiang Jiuzi.

Although we took every precaution available to effectively enforce the contractual and corporate relationship above, these contractual arrangements may still be less effective than direct ownership and that the Company may incur substantial costs to enforce the terms of the arrangements. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of our VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. For a detailed description of the certainties of the VIE arrangements, see “Risk Factors – Risks Relating to Our Corporate Structure.”

Our Competitive Advantages

Competition in the automotive industry is intense and evolving. We believe the impact of new regulatory requirements for occupant safety and vehicle emissions, technological advances in powertrain and consumer electronic components, and shifting customer demands and expectations are causing the industry to evolve in the direction of electric-based vehicles. We believe our primary competitive advantages are:

●	We entered the industry at a relatively early point and have gradually developed brand awareness through marketing and promotional events, and consumer acceptance due to our competitive pricing and large selections of NEVs in third-fourth tier cities. We received “2018 Zhejiang Business New Project” from Zhejiang Province Trade and Business Industry Association in 2018, and “Best Investment Potential” award from Leading Capital Summit for Mid to Small Business in 2019;

●	We have a large number of franchisees and strong customer demand, which add to our leverage over supply chains in terms of selections and pricing;

●	Our franchise stores have more space (5,000-12,000 square feet) compared to our competitors and we have a wide range of business partners, both of which help us provide better customer experiences; and

●	The cost of launching a new franchisee is relatively low as compared to traditional 4S stores (4S refers to sales, service, spare parts and services), and it is easier to expand our franchise stores to cover geographical areas and lower the advertisement cost for our franchisees. The 4S model is a full-service approach that brings together sales, services, spare parts and surveys (customer feedback). 4S stores generate most of their profits from after-market services and require higher initial investment as compared to our franchise stores. In comparison to traditional 4S stores, our franchisees are also able to carry multiple brands of NEVs.

Our Growth Strategies

We, through our VIE, aim to build an operating system in which the headquarters effectively empowers franchisees with our brand recognition, client source, financial support, operating and transportation assistance. Our growth strategies include the following:

●	Continue brand building and franchise stores expansion: We continue building our brand recognition through existing franchise stores and opening more new ones. Our focus is in China’s third-fourth-fifth-tier cities. Our franchisees in these small cities are expected to mainly serve as NEV outlets, where large quantities of fragmented transactions are conducted with NEVs sales to mostly consumers in towns, communities and neighborhoods through word of mouth.

●	Convert existing 4S stores to our franchise stores: Generally, 4S stores are operating under heavy financial pressures and regulatory burdens given their bigger size and less flexible business models. Many 4S stores suffer operating losses and some may even go out of business. We plan to enter into agreements with such struggling 4S stores, under which we will convert them into Jiuzi franchise stores.

●	Develop online-offline technology platform and sales channel: We are developing an online technology platform and planning to build an online-offline business model, as well as using data-driven technologies to deliver an improved shopping experience for consumers and an enhanced operational efficiency for suppliers.

●	Establish display centers and distribution centers: In first- and second-tier cities, we plan to set up showrooms of high-end NEVs to convey a message of a green concept and new energy lifestyle. We are not planning to use a franchise model in these locations; instead, we will build our distribution centers by taking advantage of the cities’ well-established transportation infrastructure. Currently, we do not have any specific or immediate plans to build the display centers and distribution centers.

●	Reduce overall costs for our operations: In light of the intensive competition in the NEVs industry and COVID-19 outbreak, we intend to reduce our overall costs through better vehicles sourcing channel, in order to strengthen our short-term cash flows.

●	Strengthen our brand recognition through Jiuzi New Energy Vehicles Life Club: We regularly arrange social activities among buyers and their families, including outdoor activities, movie nights, test driving events, vehicle owner cultural events, and charity events. We are devoted to enhancing member relations and active lifestyle, through which we promote NEVs and strengthen our brand recognition.

Recent Developments

Securities Purchase Agreement

On December 3, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $6,000,000, provided that in case of an event of default, the Debenture may become at the Debenture Holder’s election immediately due and payable. In addition, the Company paid to an affiliate of the Debenture Holder a fee equal to 5.0% of the amount of the Debenture and a one-time due diligence and structuring fee of $15,000 at the closing. The initial closing of the transaction in the principal amount of $2,500,000 in Debenture occurred on December 3, 2021.

On December 30, 2021, the Company filed a registration statement on Form F-1 with the SEC registering the resale of the ordinary shares upon conversion of the Debentures as stipulated under the Debentures and certain registration rights agreement dated December 3, 2021. As such, the second closing of the Transaction in the principal amount of $2,500,000 in Debenture occurred on January 3, 2022. We paid to an affiliate of the Debenture Holder a cash fee of $125,000, which was equal to 5% of the amount of the Debenture at the second closing. The third closing of a Debenture in the amount of $1,000,000 shall occur upon effectiveness of the Registration Statement as declared by the SEC.

The Debenture Holder may convert the Debenture in its sole discretion into the Company’s common shares at any time at the lower of $2.75 or 92.5% of the of the lowest daily VWAP during the 10 consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $1.00 (the “Floor Price”). The Debenture Holder may not convert any portion of a Debenture if such conversion would result in the Debenture Holder beneficially owning more than 4.99% of Company’s then issued and common shares, provided that such limitation may be waived by the Debenture Holder with 65 days’ notice. Any time after the issuance of the Debenture that the daily VWAP is less than $1.00 for a period of 10 consecutive trading days in a period of 15 consecutive trading day period (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the date of the Triggering Event divided by the number of such monthly payments until maturity, (ii) a redemption premium of 10% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date.

Pursuant to the securities purchase agreement, the Debentures were or will be issued in a private placement pursuant to an exemption from the registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder.

Coronavirus (COVID-19) Update

The ongoing outbreak of a novel strain of coronavirus (COVID-19) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past year. In March 2020, the World Health Organization declared the COVID-19 to be a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 on our business, financial condition, and results of operations includes, but are not limited to, the following:

●	Our franchisees temporally closed their stores to adhere to the local government policy beginning from the end of January 2020 to March 2020, as required by relevant PRC regulatory authorities. Our office and Shangli store reopened in April 2020 and our franchisees have reopened their stores.

●	In the first half of 2020, we temporally suspended all in-person marketing and advertising activities and moved such activities online and adopted online training programs to prepare our franchisees for combating COVID-19 situations during the pandemic. As of June 2020, we have resumed in-person marketing and advertising activities.

●	Our results of operations were negatively affected by the COVID-19 in the first half of 2020 but bounced back due to that the pandemic was effectively controlled in China in the second half of 2020. We received a total of $7,811,982 in initial franchise fees for the year ended October 31, 2021, as compared to $6,634,584 in 2019. In addition, we have received increased interest from investors who are interested in new energy automobile sectors and want to join us as franchisees. However, there is no assurance that we will be able to recruit new franchisees and continue to maintain or increase our current level of franchisee fees collection.

●	The pandemic has been effectively controlled in China. With the availability of the COVID-19 vaccines, we do not expect to the pandemic to continue into 2022. However, the situation may worsen if the COVID-19 outbreak continues. We will continue to closely monitor our operations throughout 2021.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time. For a detailed description of the risks associated with the novel coronavirus, see “Risk Factors—Risks Relating to Our Business and Industry—Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.”

Consolidation

We conduct substantially all of our business in China via Zhejiang Jiuzi, the VIE, due to PRC legal restrictions of foreign ownership in certain sectors. Substantially all of Jiuzi Holdings Inc.’s revenues, costs and net income in China are directly or indirectly generated through the VIE. Jiuzi Holdings Inc., through its indirect subsidiary, Jiuzi WFOE, has signed various agreements with the VIE and shareholders of the VIE to allow the transfer of economic benefits from the VIE to Jiuzi WFOE and to direct the activities of the VIE.

Total assets and liabilities presented on Jiuzi Holdings Inc.’s consolidated balance sheets and revenue, expense, net income presented on consolidated statement of operations and comprehensive income as well as the cash flow from operating, investing and financing activities presented on the consolidated statement of cash flows are substantially the financial position, operation and cash flow of the VIE and VIE’s subsidiary. The Company has not provided any financial support to the VIE and the VIE’s subsidiary for the fiscal years ended at October 31, 2021 and 2020. As of October 31, 2021, our variable interest entities accounted for an aggregate of 100% of our total assets and total liabilities. As of October 31, 2021 and 2020, $7,372,895 and $764,492 of cash and cash equivalents were denominated in RMB, respectively.

Summary of Financial Position and Cash Flows Jiuzi Holdings Inc., Subsidiaries and the VIE

The consolidated financial statements included in this prospectus reflect financial position and cash flows of the registrant, Cayman Islands incorporated parent company, Jiuzi Holdings Inc. Limited, together with those of its subsidiaries, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of the registrant, Cayman Islands incorporated parent company, Jiuzi Holdings Inc. Limited (“Parent Company” in the tables below), and its subsidiaries (“Non-VIE subsidiaries” in the tables below), together with eliminating adjustments:

Consolidated Statements of Operations Information

	For the year ended October 31, 2021
	Parent	Non-VIE subsidiaries	VIE and its subsidiaries	Elimination	Consolidated
Revenues	$—	$1,433,167	$9,536,987	$(1,433,167)	$9,536,987
Net Income (loss)	$(529,961)	$1,307,998	$-	$—	$778,037
Comprehensive income	$(529,961)	$1,340,198	$574,857	$—	$1,385,094

	For the year ended October 31, 2020
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Revenues	$—	$3,423,542	$8,210,595	$(3,423,542)	$8,210,595
Net Income	$—	3,423,542	$-	$—	$3,423,542
Comprehensive income	$—	$3,423,542	$146,303	$—	$3,569,845

	For the year ended October 31, 2019
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Revenues	$—	$3,206,267	$7,978,099	$(3,206,267)	$7,978,099
Net Income	$—	$3,206,267	$-	$—	$3,206,267
Comprehensive income	$—	$3,206,267	$(116,437)	$—	$3,089,830

Consolidated Balance Sheets Information

	For the year ended October 31, 2021
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Current assets	$12,283,511	$9,334,307	$15,285,949	$(14,683,563)	$22,220,204
Investments in subsidiaries and VIE	$10,045,492	$8,725,542	$—	$(18,771,034)	$—
Total assets	$22,329,003	$18,059,849	$21,218,669	$(33,454,597)	$28,152,924
Total liabilities	$4,232	$8,014,357	$12,493,127	$(14,688,164)	$5,823,552
Shareholders’ equity	$22,324,771	$10,045,492	$8,725,542	$(18,766,433)	$22,329,372

	For the year ended October 31, 2020
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Current assets	$—	$3,423,542	$6,474,933	$(3,423,542)	$6,474,933
Investments in subsidiaries and VIE	$8,215,176	$4,791,634	$—	$(13,006,810)	$—
Total assets	$8,215,176	$8,215,176	$11,904,514	$(22,905,285)	$5,429,581
Total liabilities	$—	$—	$7,112,880	$(3,423,542)	$3,689,338
Shareholders’ equity	$8,215,176	$8,215,176	$4,791,634	$(13,006,810)	$8,215,176

	For the year ended October 31, 2019
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Current assets	$—	$3,206,267	$6,049,537	$(3,206,267)	$6,049,537
Investments in subsidiaries and VIE	$4,655,097	$1,448,830	$—	$(6,103,927)	$—
Total assets	$4,655,097	$4,655,097	$7,066,067	$(9,310,194)	$7,066,067
Total liabilities	$—	$—	$5,617,237	$(3,206,267)	$2,410,970
Shareholders’ equity	$4,655,097	$4,655,097	$1,448,830	$(6,103,927)	$4,655,097

Consolidated Cash Flows Information

	For the year ended October 31, 2021
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Net cash provided by operating activities	$(8,878,937)	$7,890,895	$(1,160,565)	$(2,662,530)	$(4,811,137)
Net cash used in investing activities	$-	$-	$(1,485,306)	-	$(1,485,306)
Net cash used in financing activities	$12,809,240	$-	$38,916	$-	$12,848,156

	For the year ended October 31, 2020
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Net cash used in operating activities	$—	$—	$515,297	$—	$515,297
Net cash used in investing activities	$—	$—	$(26,288)	$—	$(26,288)
Net cash provided by financing activities	$—	$—	$(164,056)	$—	$(164,056)

	For the year ended October 31, 2019
	Parent	Non-VIE subsidiaries	VIE and its consolidated subsidiary	Elimination	Consolidated
Net cash used in operating activities	$—	$—	$(1,082,855)	$—	$(1,082,855)
Net cash used in investing activities	$—	$—	$(10,197)	$—	$(10,197)
Net cash provided by financing activities	$—	$—	$386,137	$—	$386,137

Transfers of Cash to and from Our VIE

Jiuzi Holdings Inc. is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiary and variable interest entity in China. As a result, although other means are available for us to obtain financing at the holding company level, Jiuzi Holdings Inc.’s ability to pay dividends to its shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and license and service fees paid by our PRC consolidated affiliated entities. If any of our subsidiaries incurs debt on its own in the future, the instruments governing such debt may restrict its ability to pay dividends to Jiuzi Holdings Inc. In addition, our PRC subsidiary and variable interest entity are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies.

Cash is transferred through our organization in the manner as follows: (i) Jiuzi may transfer funds to the Jiuzi WFOE, through its Hong Kong subsidiary, Jiuzi (HK) Limited, or Jiuzi HK, by additional capital contributions or shareholder loans, as the case may be; (ii) Jiuzi WFOE may provide loans to the VIE, subject to statutory limits and restrictions; (iii) funds from the VIE to Jiuzi WFOE are remitted as services fees; and (iv) Jiuzi WFOE may make dividends or other distributions to us through Jiuzi HK. As of the date of this prospectus, there has been no distribution of dividends or assets among the holding company, the subsidiaries or the VIE.

Jiuzi is permitted under the Cayman Islands laws to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Jiuzi HK is also permitted under the laws of Hong Kong to provide funding to Jiuzi through dividend distribution without restrictions on the amount of the funds.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Jiuzi HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current VIE Agreements, we may be unable to pay dividends on our ordinary shares. We intend to distribute earnings or settle amounts owed under the VIE agreements in the future.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Zhejaing Jiuzi to Jiuzi WFOE, pursuant to VIE Agreements between them, and the distribution of such payments to Jiuzi HK as dividends from Jiuzi WFOE. Certain payments from Zhejaing Jiuzi to Jiuzi WFOE are subject to PRC taxes, including business taxes and VAT. During the fiscal years ended October 31, 2021 and 2020, Zhejiang Jiuzi paid $nil and $nil to Jiuzi WFOE. As of the date of this prospectus, Zhejiang Jiuzi has not made any transfers or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Jiuzi HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Jiuzi HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to Jiuzi HK. We will inform investors by mail or email, if available, when we intend to apply for the tax resident certificate from the relevant Hong Kong tax authority and when WFOE plans to declare and pay dividends to Jiuzi HK. To date, no transfers, dividends or distributions have been made. See “Risk Factors – Risks Relating to Our Corporate Structure – We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.” “Risk Factors – Risks Relating to Doing Business in China – We are a holding company and we rely on our subsidiaries for funding dividend payments, which are subject to restrictions under PRC laws.”

PRC Regulatory Permissions

As of the date of this prospectus, aside from the necessary documentation needed in the ordinary course of business, such as business licenses, we, our subsidiaries, and the VIE (1) are not required to obtain permissions from any PRC authorities to operate our business or issue our securities to foreign investors, (2) are not subject to permission requirements from the China Securities Regulatory Commission, or the CSRC, the Cyberspace Administration of China, or the CAC, or any other PRC governmental agencies that is required to approve our PRC subsidiaries’ operations, and (3) have not received or were denial such permission by any PRC authorities. Given the current PRC regulatory environment, it is uncertain when and whether we, our VIE and subsidiaries will be required to obtain permission from the PRC government to list on the U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, CAC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital market activities. If we and our subsidiaries (i) do not receive or maintain such permissions or approvals, should the approval is required in the future by the PRC government, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations and financial conditions could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and be worthless.

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC citizens shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of our Class A ordinary shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions of our PRC counsel are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed listing of our Class A ordinary shares on Nasdaq Capital Market would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On December 28, 2021, the Cyberspace Administration of China jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and has replaced the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Since we are not an Operator, nor do we control more than one million users’ personal information, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021).

Neither we, our subsidiaries nor our VIE is currently required to obtain approval from Chinese authorities, including the China Securities Regulatory Commission, or CSRC, or Cybersecurity Administration Committee, or CAC, to list on U.S exchanges or issue securities to foreign investors, however, if our VIE, subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry, if we falsely and inadvertently conclude that such approvals are not required when they are, or applicable laws, regulations, or interpretations change and we are required to obtain approval in the future. For more detailed information, see “Risk Factors – Risks Relating to Doing Business in China – The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” and “We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers” on page 30 and 23 of the 2021 Annual Report.

Holding Foreign Company Accountable Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

Our auditor, WWC, P.C., the independent registered public accounting firm of the Company, is headquartered in San Mateo, California, with no branches or offices outside of the United States. WWC, P.C. is currently subject to Public Company Accounting Oversight Board (“PCAOB”) inspections under a regular basis. Therefore, we believe our auditor is not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of TPS Thayer to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. In addition, under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the Accelerating Holding Foreign Companies Accountable Act is signed into law, and this ultimately could result in our ordinary shares being delisted by and exchange. See “The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 24.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the NASDAQ corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the NASDAQ corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on NASDAQ.

Summary of Significant Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making  an investment in our Class A ordinary shares. Below please find a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors” on page 19 of this prospectus as well as beginning on page 3 of the 2021 Annual Report, which is incorporated here by reference.

Potential Limitations on the ability to receive dividends from our PRC subsidiaries. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries, as a Foreign Invested Enterprise, or FIE, are required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business. See Risk Factors – Risks Relating to Doing Business in the PRC - We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares on page 11-12 of the 2021 Annual Report.

Risk of new regulations, significant new government oversight in China. As a business operating in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. New regulations and policies, which may be adopted with little notice, could result in a material change in our operations and/or the value of our ordinary shares. See Risk Factors – Risks Relating to Doing Business in the PRC – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China on page 25 and Substantial uncertainties exist with respect to the interpretation of the PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations on page 19-20 of the 2021 Annual Report.

Risk of additional future government oversight and control over foreign offerings of China-based companies. Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Although our business is not of the type currently subject to government review in China prior to a foreign securities offering, any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the PRC government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See Risk Factors – Risks Relating to Doing Business in the PRC –Substantial uncertainties exist with respect to the enactment timetable and final content of draft China Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations on page 19-20 of the 2021 Annual Report.

Risk of adverse Changes in China’s economic, political or social conditions or government policies. Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures, or other economic, political, or social developments in China may cause decreased economic activity in the PRC, which may adversely affect our business and operating results. See Risk Factors – Risks Relating to Doing Business in the PRC – Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations on page 16 of the 2021 Annual Report.

Uncertainties with respect to the PRC legal system. The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. See Risk Factors – Risks Relating to Doing Business in the PRC – Uncertainties with respect to the PRC legal system could adversely affect us on page 18 of the 2021 Annual Report.

Permissions from the PRC Authorities to Issue Our Ordinary Shares to Foreign Investors. The Chinese government exerts substantial influence over, and can intervene at any time in, the manner in which we must conduct our business activities and result in a material change in our operations or the value of the ordinary shares we are registering for sale. As of the date of this prospectus, we and our PRC subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate or issue our ordinary to foreign investors, (2) are not subject to permission requirements from the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve of our PRC subsidiaries’ operations, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

According to Relevant Officials of the CSRC Answered Reporter Questions, or the CSRC Answers, after the Administration Provisions and Measures are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to clear guidelines for filing, which means it still takes time to make the Administration Provisions and Measures into effect. As the Administration Provisions and Measures have not yet come into effect, we are currently unaffected. However, according to CSRC Answers, only new initial public offerings and refinancing by existent overseas listed Chinese companies will be required to go through the filing process; other existent overseas listed companies will be allowed sufficient transition period to complete their filing procedure, which means if we complete the offering prior to the effectiveness of Administration Provisions and Measures, we will certainly go through the filing process in the future, perhaps because of refinancing or given by sufficient transition period to complete filing procedure as an existent overseas listed Chinese company.

However, it is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See Risk Factors – Risks Relating to Doing Business in the PRC – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors on page 21 of the 2021 Annual Report.

Risks related to PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion. Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce, or MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, any medium or long-term loan to be provided by us to our PRC operating subsidiaries, must be registered with certain authorities. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Further, regulations on the control of currency conversions, including SAFE Circular 19 and SAFE Circular 16, may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund our PRC operating subsidiary, to invest in or acquire any other PRC companies through our PRC Subsidiary, which may adversely affect our business, financial condition and results of operations. See Risk Factors – Risks Relating to Doing Business in the PRC – Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment on page 19 of the 2021 Annual Report.

Risk of fluctuations in exchange rates. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. It is difficult to predict how long such appreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again. All of our revenues and substantially all of our costs are denominated in Renminbi. We rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the common stock in U.S. dollars. See Risk Factors – Risks Relating to Doing Business in the PRC – Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares on page 22 of the 2021 Annual Report.

Risks related to governmental control of currency conversion. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, we primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ordinary shares. See Risk Factors – Risks Relating to Doing Business in the PRC – Governmental control of currency conversion may affect the value of your investment on page 19 of the 2021 Annual Report.

Risk that certain PRC regulations may make it more difficult for us to pursue growth through acquisitions. Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the Standing Committee of the NPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See Risk Factors – Risks Relating to Doing Business in the PRC – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China on page 29-30 of the 2021 Annual Report.

Risks related to PRC on the establishment of offshore special purpose companies by PRC residents. Current PRC regulations require PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected. See Risk Factors – Risks Relating to Doing Business in the PRC Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders on page 17 of the 2021 Annual Report and PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from the offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries on page 14 of the 2021 Annual Report.

Risks related to inability of U.S. regulatory bodies to conduct investigations or inspections of our operations in China. Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited. See Risk Factors – Risks Relating to Doing Business in the PRC – There are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities on page 23.

Risks related to potential classification as a PRC resident enterprise for PRC income tax purposes. Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common stockholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common stockholders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). See Risk Factors – Risks Relating to Doing Business in the PRC – Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders on page 17 of the 2021 Annual Report.

Risks related to a future determination that the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect or investigate our auditor completely. The audit report included in this prospectus was issued by TPS Thayer LLC, or TPS Thayer, a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. We have no intention of dismissing TPS Thayer in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. The PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors' audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate. In addition, under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Pursuant to the HFCAA, the PCOAB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCOAB’s report identified the specific registered public accounting firms which are subject to these determinations. Our registered public accounting firm, TPS Thayer, is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. See Risk Factors – Risks Relating to Doing Business in the PRC – If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, share price and reputation on page 23 and The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering on page 24.

Risks related to transferring cash out of China or Hong Kong. The PRC government may impose impediments of transferring cash out of China or Hong Kong and that there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors. See Risk Factors – Risks Relating to Doing Business in the PRC – PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries on page 15 of the 2021 Annual Report.

Because of our corporate structure, PRC may deem our Company to be noncompliant to the regulatory regulations or laws. We are a holding company with no material operations of our own and conduct all of our operations through our subsidiaries established in PRC and our VIE through contractual arrangements. If the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, any VIE or its shareholders terminate the contractual arrangements, any VIE or its shareholders fail to perform its/his/her obligations under these contractual arrangements, or if these regulations change or are interpreted differently in the future, our business operations in China would be materially and adversely affected, and the value of your shares would substantially decrease or even become worthless. See Risk Factors – Risks Relating to Our Corporate Structure – If the PRC government deems that the contractual arrangements in relation to Zhejiang Jiuzi, our consolidated variable interest entity, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations on page 20.

Our corporate structure relies on the usage of a variable interest eneity, and therefore it may not be effective in providing operational control. We rely on and expect to continue to rely on our wholly owned PRC subsidiary’s contractual arrangements with Zhejiang Jiuzi and its shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over our VIE entity or enable us to drive economic benefits. We may also incur incur substantial costs and resources to enforce the terms under the contractual agreements if Zhejiang Jiuzi or any of Zhejiang Jiuzi Shareholders fail to perform their respective obligations. There are also risks that the PRC authorities invalidate these contractual arrangements and render them unenforceable. See Risk Factors – Risks Relating to Our Corporate Structure – We rely on contractual arrangements with our variable interest entity and its subsidiary in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests on page 10 of the 2021 Annual Report.

Risks related to conflict of interest under the contractual agreements. The equity interests of the shareholders of Zhejiang Jiuzi may differ from the interest of our Company, and we do not have arrangements to address potential conflicts of interest that we may encounter. If issues related to conflict of interest arise and we cannot timely resolve them, we will have to rely on legal proceedings which may result in material adverse effect on our business due to substantial uncertainty of the outcome. See Risk Factors – Risks Relating to Our Corporate Structure – Zhejiang Jiuzi Shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition on page 12 of the 2021 Annual Report.

Risks related to service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, our current officers reside within China and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See Risk Factors – Risks Relating to Our business and Industry – You may have difficulty enforcing judgments obtained against us to us on page 19.

Our ability to pay dividends may be limited. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. Restriction on currency exchange may also limit the ability of any one of our PRC subsidiaries to use its Renminbi revenues to pay dividends to us. See Risk Factors – Risks Relating to Our Business and Industry – We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A ordinary shares on page 11-12 of the 2021 Annual Report.

The new energy vehicle concept is still relatively new in the industry. Demand for electric vehicles is still volatile, and multiple factors such as automobile price, sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations can affect our business. See Risk Factors – Risks Relating to Our Business and Industry – We rely on China’s automotive industry for our net revenues and future growth, the prospects of which are subject to many uncertainties, including government regulations and policies on page 20.

Our business relies heavily on local government incentive plans. Our growth depends significantly on the availability and amounts of government subsidies, economic incentives and government policies that support the growth of NEVs generally and electric vehicles specifically. Our vehicles also benefit from government policies including tariffs on imported cars. See Risk Factors – Risks Relating to Our Business and Industry – The unavailability, reduction or elimination of government and economic incentives or government policies which are favorable for electric vehicles and domestically produced vehicles could have a material adverse effect on our business, financial condition, operating results and prospects on page 6 of the 2021 Annual Report.

Our internal controls. Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, shareholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price. See Risk Factors – Risks Relating to Our Business and Industry – If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, adversely impacting investor confidence and the market price of our ordinary shares on page 26 of the 2021 Annual Report.

We depend on key and qualified personnel. We depend heavily on management, sales and marketing, and research and development expertise of key personnel due to their industry experience, technical expertise and personal business contacts. See Risk Factors – Risks Relating to Our Business and Industry – We depend on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations and We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected on page 7 of the 2021 Annual Report.

Corporate Information

Our principal executive office is located at No.168 Qianjiang Nongchang Gengwen Road, Suite 1501, 15th Floor, Economic and Technological Development Zone, Xiaoshan District, Hangzhou City, Zhejiang Province, China 310000. The telephone number of our principal executive offices is +86-0571-82651956. Our registered agent in the Cayman Islands is Osiris International Cayman Limited. Our registered office and our registered agent’s office in the Cayman Islands are both located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc.

THE OFFERING

Ordinary shares offered by selling shareholder	Up to 6,300,000 ordinary shares

Selling shareholder	See “Selling Shareholder”

Ordinary shares outstanding prior to the offering	21,426,844 ordinary shares

Ordinary shares outstanding after the offering	Up to 27,726,844 ordinary shares

Discount for shares underlying Convertible Debenture	The Convertible Debentures are convertible by the selling shareholder upon issuance. The conversion price will be lower of $2.75 or 92.5% of the lowest daily VWAP during the 10 consecutive trading days immediately preceding the conversion date or other date of determination, provided that the conversion price may not be less than $1.00.

Amortization Payment	If, any time after 90 days after the issuance of a Convertible Debenture, the daily VWAP is less than $1.00 for a period of 10 consecutive trading days in a period of 15 consecutive trading days (each such occurrence, a “Triggering Event”) and only for so long as such conditions exist after a Triggering Event, the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 10% of such principal amount, and (iii) accrued and unpaid interest hereunder as of each payment date.

Use of proceeds

We will not receive any proceeds from the sale of shares by the selling shareholder. As of the date hereof, we have received $5,000,000 from the sale of a Convertible Debenture to YA II PN, Ltd., the selling shareholder, under the Securities Purchase Agreement (prior to accounting for due diligence and structuring fees of $15,000 and commitment fee of $250,000) from the first and second closings and pursuant to the Securities Purchase Agreement we will receive an additional $1,000,000 within one day of the effectiveness of this registration statement. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest.  As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Nasdaq trading symbol	JZXN

Risk factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the ordinary shares. You should carefully consider these risks before deciding to invest in the ordinary shares.

Transfer Agent	The transfer agent and registrar for our ordinary shares is Transhare Corporation. Its address is 17755 US Hwy 19 N, Clearwater, FL 33764, and its telephone No. is 303-662-1112.

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary share, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, and in our Annual Report on Form 20-F for the fiscal year ended October 31, 2021, as amended to date, and in our subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our ordinary shares if you can bear the risk of loss of your entire investment.

Risks Relating to Our Business and Industry

A severe or prolonged downturn in the global or Chinese economy could materially and adversely affect our business and our financial condition.

The China’s economic growth has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

The recent outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our customers’ business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

You may have difficulty enforcing judgments obtained against us.

We are an exempted company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in the PRC. In addition, almost all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to bring an action against these individuals within the United States. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts, including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether the such Cayman Islands or PRC courts would entertain original actions brought in the courts of the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

Our business is subject to risks related to the overall automotive industry ecosystem, including consumer demand, consumption habits, global supply chain challenges and other macroeconomic issues.

Decreasing consumer demand could adversely affect the market for automobile purchases and, as a result, adversely affect our business. Consumer purchases of new and used automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of new and used automobiles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy, including the rising cost of energy and gasoline, the limited availability and increasing cost of credit, reductions in business and consumer confidence, stock market volatility, and increased unemployment. Further, in recent years the automotive market has experienced rapid changes in technology and consumer demands. Self-driving technology, ride sharing, transportation networks, and other fundamental changes in transportation could impact consumer demand for the purchase of automobiles. A reduction in the number of automobiles purchased by consumers could adversely affect automakers and auto dealers and lead to a reduction in their spending on our services. In addition, our business may be negatively affected by challenges to the overall automotive industry ecosystem, including global supply chain challenges and other macroeconomic issues such as the recent trade tension between China and the United States. The occurrence of any of the foregoing could materially and adversely affect our business, results of operations, and financial condition.

In addition, our business is focused on third- and fourth- tier cities mainly due to the increasing consumer demand of NEVs, lower initial investment costs, more affordable lease and less marketing costs. If there is a negative trend in the economy, consumer demand in third- and fourth- tier cities would be weakened and thereby adversely affect our operations and financial conditions.

Our future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles.

Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As our business grows, economic conditions and trends will impact our business, prospects and operating results as well.

Demand for our electric vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results.

In addition, the demand for NEVs will highly depend upon the adoption by consumers of NEVs in general and electric vehicles in particular. The market for NEVs is still rapidly evolving, characterized by rapidly changing technologies, price and other competition, evolving government regulation and industry standards and changing consumer demands and behaviors.

Risks Relating to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to Zhejiang Jiuzi, our consolidated variable interest entity, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct all of our operations through our subsidiaries established in PRC and our VIE. We as the primary beneficiary receive the economic benefits of our VIE’s business operations through certain contractual arrangements. Our ordinary shares offered in this offering are shares of our offshore holding company instead of shares of our VIE in China. For a description of the VIE contractual arrangements, see “Corporate History and Structure—Contractual Arrangements.”

The VIE contributed 100% of the Company’s consolidated results of operations and cash flows for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, the VIE accounted for 100% of the consolidated total assets and total liabilities of the Company.

We rely on and expect to continue to rely on our wholly owned PRC subsidiary’s contractual arrangements with Zhejiang Jiuzi and its shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over Zhejiang Jiuzi as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of Zhejiang Jiuzi. Under the current contractual arrangements, as a legal matter, if Zhejiang Jiuzi or any of its shareholders executing the VIE Agreements fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements (iii) any variable interest entity or its shareholders fail to perform its/his/her obligations under these contractual arrangements, or (iv) if these regulations change or are interpreted differently in the future, our business operations in China would be materially and adversely affected, and the value of your shares would substantially decrease or even become worthless. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert our rights as the primary beneficiary over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise control over our VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with our VIE.

If our VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. For example, if the shareholders of our VIE refuse to transfer their equity interest in our VIE to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in our VIE, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of our VIE and third parties were to impair our control over our VIE, our ability to consolidate the financial results of our VIE would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

In the opinion our PRC legal counsel, each of the contractual arrangements among our WFOE, our VIE and its shareholders governed by PRC laws are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, our PRC legal counsel has also advised us that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Accordingly, the PRC regulatory authorities may ultimately take a view that is contrary to the opinion of our PRC legal counsel. In addition, it is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. PRC government authorities may deem that foreign ownership is directly or indirectly involved in our VIE’s shareholding structure. If our corporate structure and contractual arrangements are deemed by the MIIT or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our VATS business. Furthermore, if we or our VIE is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including, without limitation:

●	revoking the business license and/or operating licenses of our WFOE or our VIE;

●	discontinuing or placing restrictions or onerous conditions on our operations through any transactions among our WFOE, our VIE and its subsidiaries;

●	imposing fines, confiscating the income from our WFOE, our VIE or its subsidiaries, or imposing other requirements with which we or our VIE may not be able to comply;

●	placing restrictions on our right to collect revenues;

●	shutting down our servers or blocking our app/websites;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with our VIE and deregistering the equity pledges of our VIE, which in turn would affect our ability to consolidate, derive economic interests from, or exert our rights as the primary beneficiary over our VIE; or

●	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

●	taking other regulatory or enforcement actions against us that could be harmful to our business.

The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of our VIE in our consolidated financial statements, if the PRC government authorities were to find our corporate structure and contractual arrangements to be in violation of PRC laws and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of our VIE or our right to receive substantially all the economic benefits and residual returns from our VIE and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our VIE in our consolidated financial statements. Either of these results, or any other significant penalties that might be imposed on us in this event, would have a material adverse effect on our financial condition and results of operations.

Risks Relating to Doing Business in China

The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. To the extent that our income is received in Renminbi, shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China or Hong Kong and adversely affect our business as well as your investment.

As of the date of this prospectus, we are not aware of other material restrictions and limitations on our ability to distribute earnings from our businesses, including our subsidiaries, to the parent company and U.S. investors or our ability to settle amounts owed, or on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over the counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, SEC announced that the PCAOB designated China and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCAA. The Company’s auditor, WWC, P.C., is based in San Mateo, California, and therefore is not affected by this mandate by the PCAOB.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in San Mateo, California, and is subject to inspection by the PCAOB on a regular basis with the last inspection in August 2020.

However, recent developments with respect to audits of China-based companies create uncertainty about the ability of WWC to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. It remains unclear what the SEC’s implementation process related to the March 2021 interim final amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the March 2021 interim final amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 2 billion, and at least two of these operators each had a turnover of more than RMB 400 million within China) must be cleared by MOFCOM before they can be completed.

Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Risks Relating to this Offering

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ordinary shares for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ordinary shares as a source for any future dividend income.

A large, active trading market for our securities may not develop and the trading price for our securities may fluctuate significantly.

We cannot assure you that a liquid public market for the ordinary shares will develop. If a large, active public market for the ordinary shares does not develop following the completion of this offering, the market price and liquidity of the ordinary shares may be materially adversely affected. The public offering price for the ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and the trading price of the ordinary shares after this offering could decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of the ordinary shares.

The trading price of the ordinary shares is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ordinary shares is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our net revenue, earnings and cash flows;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new offerings and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our shareholders, affiliates, directors, officers or employees, our business model, our services or our industry;

●	announcements of new regulations, rules or policies relevant for our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and require us to incur significant expenses to defend the suit, which could harm our results of operations.

Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially adversely affect our financial condition and results of operations.

The sale or availability for sale of substantial amounts of ordinary shares could adversely affect their market price.

Sales of substantial amounts of the ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the ordinary shares. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the ordinary shares could be greatly reduced or even rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ordinary shares and trading volume could decline.

The trading market for the ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for the ordinary shares would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ordinary shares to decline.

Our memorandum and articles of association contain anti-takeover provisions that could materially adversely affect the rights of holders of our ordinary shares.

We have adopted an amended and restated memorandum and articles of association that contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

Our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially adversely affected.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There can be no assurance we will not be a passive foreign investment company (“PFIC”), for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock.

Based upon the manner in which we currently operate our business through our VIE, the expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our ordinary shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our workspace business (and the extent to which our income from workspace membership continues to qualify as active for PFIC purposes). Furthermore, it is not entirely clear how the contractual arrangements between us, our VIE and its nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIE is not treated as owned by us. Because of these uncertainties, there can be no assurance we will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If we were a PFIC for any taxable year during which a U.S. investor owns our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company.”

We are a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are a “controlled company” as defined under the rules of the Nasdaq since our directors and officers beneficially own, when combined, more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, we could elect to rely on those exemptions in the future. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The Financial Action Task Force’s Increased Monitoring of the Cayman Islands.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.

Compensation of Directors and Officers.

Under Cayman Islands law, the Company is not required to disclose compensation paid to our senior management on an individual basis and the Company has not otherwise publicly disclosed this information elsewhere. The executive officers, directors and management of the Company receive fixed and variable compensation. They also receive benefits in line with market practice. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses and awards of shares (or the cash equivalent). Cash bonuses are paid to executive officers and members of management based on previously agreed targets for the business. Shares (or the cash equivalent) are awarded under share options.

The conversion of the Convertible Debenture or future sales of our ordinary shares may further dilute the ordinary shares and adversely impact the price of our ordinary shares.

As of December 21, 2021, our transfer agent had recorded approximately 21,426,844 of our ordinary shares as unrestricted and freely tradable. Upon the effectiveness of the registration statement of which this prospectus forms a part, up to an additional 6,300,000 shares (approximately 29.40% of our issued and outstanding shares on the date hereof) will be unrestricted and freely tradeable. If the holders of our free trading shares wanted to sell these shares, there might not be enough purchasers to maintain the market price of our ordinary shares on the date of such sales. Any such sales, or the fear of such sales, could substantially decrease the market price of our ordinary shares and the value of your investment.

We have a limited trading history.

On May 20, 2021, our ordinary shares began trading on the Nasdaq Capital Market. Prior to that, there was no public market for our ordinary shares. Our trading history might never improve in terms of price or volume. We cannot guarantee that our ordinary shares will remain quoted on the Nasdaq Capital Market.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability on October 10, 2019. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel with respect to the laws of the Cayman Islands, and Capital Equity Legal Group, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that the Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act.  Maples and Calder (Hong Kong) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholder. As of the date hereof, we received $5,000,000 from the sale of a Convertible Debenture to a selling shareholder under the Securities Purchase Agreement (prior to accounting for the one-time due diligence and structuring fees of $15,000 and a fee equal to 5% of the amount of each Convertible Debenture at each closing). We will receive an additional $1,000,000 within one day of the effectiveness of this registration statement. These proceeds will be used for general corporate and working capital or other purposes that our Board of Directors deems to be in our best interest. As of the date of this prospectus, we cannot specify with certainty the particular use for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

Amount of Proceeds from Sale of the Convertible Debenture

Shortly after the effectiveness of the registration statement registering the Resale Shares, we will have sold an aggregate of $6,000,000 of the Convertible Debentures.  In connection with those sales, we will have paid the Selling Shareholder a due diligence fee of $15,000 and $300,000 in commitment fees for net proceeds of $5,685,000.

Commitment Fee(1)	$300,000
Interest Payments(2)	$300,000
Due Diligence Fee	$15,000
Redemption Premium(3)	$600,000
Total:	$1,215,000

(1)

We paid the selling shareholder a commitment fee of 5.0% of the principal amount of the $5,000,000 Convertible Debentures issued on December 3, 2021 and January 3, 2022, and will pay the selling shareholder a commitment fee of 5.0% of the principal amount of the $1,000,000 of Convertible Debentures to be issued pursuant to the Securities Purchase Agreement.

(2)	Each Convertible Debenture matures one year from its issuance and bears interest at a rate of 5% per annum.

(3)	We are required to pay a redemption premium in two circumstances. If we redeem the Convertible Debenture prior to the maturity, we must pay a redemption fee equal to 10% of the principal amount being redeemed thereafter. Alternatively, we are required to make monthly payments after the issuance of a Debenture if the daily VWAP is less than $1.00 for a period of ten consecutive trading days in a period of fifteen consecutive trading days (the “Triggering Date”). Each monthly payment shall be in an amount equal to the sum of (i) the principal amount outstanding as of the Triggering Date divided by the number of such monthly payments until maturity, (ii) a redemption premium of 10% of such principal amount and (iii) accrued and unpaid interest hereunder as of each payment date. The maximum value of the redemption premium is $600,000.

Apart from the consultant fee and due diligence fee discussed above, we have not made, and do not need to make, any payments to any affiliate of the selling shareholder, or any person with whom the selling shareholder has a contractual relationship.

The following sets forth the gross proceeds paid or payable to us in connection with our issuance of the Convertible Debenture, all payments that have been made or that may be required to be made by us in connection with the issuance of the Convertible Debenture, our resulting net proceeds and the combined total possible profit to be realized as a result of any conversion discounts regarding the ordinary shares underlying the Convertible Debenture.

Gross proceeds to the Company	$6,000,000

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Debenture	$1,215,000

Net proceeds to the Company if we make all such payments to the selling shareholder	$4,785,000

All payments that have been made or that may be required to be made by the Company to the selling shareholder in the first year of the Convertible Debentures as a percentage of net proceeds	25.39%

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible debenture(1)	$37,058

The combined total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the convertible debenture as a percentage of net proceeds	0.77%

(1)	As calculated in “Selling Stockholder - Potential Profits to Selling Holding the Convertible Debenture” using the date of issuance as the conversion date. The actual profit as a result of the conversion discount cannot be calculated until conversion as the conversion price depends on market conditions at and before conversion, and it may be significantly greater.

SELLING SHAREHOLDER

The ordinary shares being offered by the selling shareholder are those issuable to YA II PN, Ltd. upon conversion of the Convertible Debenture. We are registering the ordinary shares in order to permit the selling shareholder to offer the shares for resale from time to time. Except as set out below, the selling shareholder had no material relationship with us within the past three years:

●

YA II PN, LTD purchased the Convertible Debenture from us pursuant to the Securities Purchase Agreement, and we sold it in a $2,500,000 convertible debenture on December 3, 2021 and an additional $2,500,000 convertible debenture on January 3, 2022. and the Selling Shareholder will purchase an additional $1,000,000 convertible debenture within one day of the effectiveness of this registration statement.

The table below lists the selling shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by each selling shareholder. The second column lists the number of ordinary shares beneficially owned by each selling shareholder as of the date of this prospectus, assuming conversion of the Convertible Debenture but not taking account of any limitations on conversion and exercise set forth therein.

The third column lists the ordinary shares being offered by this prospectus by each selling shareholder and does not take in account any limitations on conversion of the Convertible Debenture set forth therein.

The fourth column assumes the sale of all of the shares offered by each selling shareholder pursuant to this prospectus.

Under the terms of the Convertible Debentures and the Securities Purchase Agreement, YA II PN, Ltd., the selling shareholder, may not convert the Convertible Debentures and we may not exercise the puts under the Securities Purchase Agreement to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of ordinary shares which would exceed 4.99% of the total ordinary shares issued and outstanding as of the execution date of the Securities Purchase Agreement. The number of shares in the second column reflects these limitations. YA II PN, Ltd. may sell all, some or none of its shares in this offering. See “Plan of Distribution”.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares that May Be Sold in This Offering As A Percentage of Currently Outstanding Shares(2)	Percentage of Ordinary Shares Owned After the Offering(3)
YA II PN, LTD.(2)	1,069,200	6,300,000	29.4%	0%

(1)

The Selling Shareholder directly holds 0 shares of Ordinary Shares, plus the right to acquire a maximum of 1,069,200 additional Ordinary Shares upon conversion of the Convertible Debentures. Under the terms of the Convertible Debentures, and the Securities Purchase Agreement, the Selling Shareholder may not convert the Convertible Debentures to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of shares which would exceed 4.99% of the total Ordinary Shares issued and outstanding as of the date of such conversion. The number of shares in the second column reflects these limitations.

(2)	YA II PN, Ltd. (“YA”) is the investor under the Securities Purchase Agreement. Yorkville Advisors Global, LP (“Yorkville LP”) is YA’s investment manager and Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

(2)	Assumes that the total number of our issued and outstanding ordinary shares remains unchanged at 21,426,844 prior to the issuance of the ordinary shares underlying the Convertible Debenture.

(3)	Assumes that each selling shareholder sells all of the ordinary shares offered pursuant to this prospectus.

Additional Information Regarding YA II PN, Ltd., the Selling shareholder

Number of Shares outstanding prior to the Convertible Debenture transaction held by persons other than YA II PN, Ltd., affiliates of the Company, and affiliates of YA II PN, Ltd.	15,000,000
Number of Shares registered for resale by YA II PN, Ltd. or affiliates of YA II PN, Ltd. in prior registration statements	0
Number of Shares registered for resale by YA II PN, Ltd. or affiliates of YA II PN, Ltd. that continue to be held by YA II PN, Ltd. or affiliates of YA II PN, Ltd.	0
Number of Shares that have been sold in registered resale transactions by YA II PN, Ltd. or affiliates of YA II PN, Ltd.	0
Number of Shares registered for resale on behalf of YA II PN, Ltd. or affiliates of YA II PN, Ltd. in the current transaction	6,300,000

Potential Profits to the Selling Shareholder Holding the Convertible Debenture

The table below sets out that the total possible profit that YA II PN, Ltd., the selling shareholder holding the Convertible Debenture, can realize as a result of the conversion discount for the securities underlying the convertible Debenture is 37,058. We will not know the conversion price for the Convertible Debentures until, and if, they are converted. For the purposes of this table, we have applied to each of the Convertible Debentures the conversion price that would have been in effect if all of the Convertible Debentures (including all interest that could accrue on the Convertible Debentures until their maturity) had been converted on December 3, 2021, the date of the Securities Purchase Agreement and the issuance of the first Convertible Debentures. Because the Selling Shareholder may not convert the Convertible Debentures to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of shares of common stock which would exceed 4.99% of the total shares of common stock issued and outstanding as of the date of such conversion we do not believe that it is likely that all of the Convertible Debentures could be converted in any one given day.

$6,000,000 of Convertible Debenture

Closing market price per share of the underlying securities on date of issuance	$1.71

Conversion price per share of securities on date of issuance	$1.70

Total possible shares to be received in connection with the conversion of the securities at such conversion price(1)	3,705,882

Combined market price of the total number of underlying shares	$6,337,059

Total possible shares to be received and the combined conversion price of the total number of shares	$6,300,000

Total possible discount to the market price as of the date of sale of the secured convertible debenture	$0.01

Total possible profit that could be realized as a result of the conversion discount as of the date of sale of the secured convertible debenture	$37,058

If at any time 92.5% of the lowest daily VWAP during the 10 consecutive trading days immediately preceding the conversion date is greater than $2.75, then the conversion price will be fixed at $2.75.  In that case, the total possible profit that YA II PN, Ltd. can realize on a per share basis will be equal to the market price at such time minus the conversion price of $2.75.  There is no upper limit on the potential profit that YA II PN, Ltd. can realize in such cases.

Potential Profits to Selling Shareholder

The table below sets out that the total possible profit that the Selling Shareholder can realize as a result of the conversion discount for the shares of the Ordinary Shares underlying the Convertible Notes, including one year of interest thereon, is $37,058. We will not know the conversion price for the Convertible Notes until, and if, they are converted. For the purposes of this table, we have applied to each of the Convertible Notes the conversion price that would have been in effect if all of the Convertible Notes (including all interest that could accrue on the Convertible Notes until their maturity) had been converted on December 3, 2021, the date of the Securities Purchase Agreement and the issuance of the First Convertible Note. Because (i) the Selling Shareholder may not convert the Convertible Notes to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of shares of common stock which would exceed 4.99% of the total ordinary shares issued and outstanding as of the date of such conversion and (ii) the Selling Shareholder is limited to selling in any trading day 10% of the trading volume of such day, we do not believe that it is likely that all of the Convertible Notes could be converted in any one given day.

	$2,500,000 First Convertible Note	$2,500,000 Second Convertible Note	$1,000,000 Third Convertible Note

Closing market price per share of the underlying securities on date of issuance or assumed date of issuance	$1.71	1.71	1.71

Conversion price per share securities on date of issuance	$1.70	1.70	1.70

Total possible shares to be received in connection with the conversion of the securities at such conversion price	1,544,118	1,544,118	617,647

Combined market price of the total number of underlying shares	$2,640,442	2,640,442	1,056,176

Total possible shares to be received and the combined conversion price of the total number of shares	$2,625,001	2,625,001	1,050,000

Total possible per share discount to the market price as of the date of sale of the secured convertible notes	$0.01	0.01	0.01

Total possible profit that could be realized as a result of the conversion discount as of the date of sale of the secured convertible notes	$15,441	15,441	6,176

As the conversion price can never be greater than $2.75 at any time that the market price is over $2.75 the total possible profit that the Selling Shareholder can realize on a per share basis will be equal to the market price at such time minus the conversion price of $2.75. There is no upper limit on the potential profit that the Selling Shareholder can realize in such cases.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from Jiuzi WFOE, Zhejiang Jiuzi, or Shangli Jiuzi. Current Chinese regulations permit our China Operating Companies to pay dividends to Jiuzi WFOE only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Jiuzi HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our ordinary shares.

Cash dividends, if any, on our ordinary shares will be paid in U.S. dollars. Jiuzi HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Jiuzi HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Zhejiang Jiuzi to Jiuzi WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to Jiuzi HK as dividends from WFOE. Certain payments from Zhejiang Jiuzi to Jiuzi WFOE are subject to PRC taxes, including VAT, urban maintenance and construction tax, educational surcharges. In addition, if Zhejiang Jiuzi or its subsidiaries or branches incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of October 31, 2021 on:

●	on an actual basis;

●

on a pro forma, as adjusted basis to reflect the foregoing, the issuance and sale of 6,300,000 ordinary shares offered in this offering upon conversion of the Convertible Debentures in the principal amount of $6,000,000, after deducting commitment fees and related offering expenses of US$315,000.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of October 31, 2021
	Actual	As Adjusted
	US$	US$
Shareholders’ Equity
Ordinary shares, $0.001 par value: 150,000,000 shares authorized; 15,000,000 actual shares issued and outstanding; 20,200,000 proforma shares issued and outstanding; 33,191,550 pro forma as adjusted shares issued and outstanding.	$21,427	$
Additional paid-in capital	13,150,667
Statutory reserves	891,439
Retained earnings	7,459,539
Accumulated other comprehensive income	541,615
Total shareholders’ equity	22,064,687
Noncontrolling interest
Total Equity	$22,329,372	$

Total Capitalization	$28,152,924	$

BUSINESS

Overview

We are incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations in China through our variable interest entity, Zhejiang Jiuzi New Energy Vehicles Co., Ltd., or Zhejiang Jiuzi. Neither we nor our subsidiaries own any share in Zhejiang Jiuzi. Instead, we as the primary beneficiary receive the economic benefits of Zhejiang Jiuzi’s business operation through a series of contractual agreements, or the VIE Agreements. The VIE Agreements are designed to provide our wholly-foreign owned entity (“WFOE”), Zhejiang Navalant New Energy Automobile Co. Ltd., with the power, rights and obligations equivalent in all material respects to those it would possess as the principal equity holder of Zhejiang Jiuzi, including property and revenue of Zhejiang Jiuzi. As a result of our indirect ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of our VIE.

We, through our VIE, franchise and operate retail stores under brand name “Jiuzi”, which sell new energy vehicles, or NEVs, in third-fourth tier cities in China. Almost all of the NEVs we sell are battery-operated electric vehicles. We also sell a few plug-in electric vehicles on demand from vehicle buyers. As of the date of this prospectus, we have 31 operating franchise stores and one company-owned store in China. The business relationship between Jiuzi and its independent franchisees is supported by adhering to standards and policies and is of fundamental importance to the overall performance and protection of the “Jiuzi” brand.

Primarily a franchisor, our franchising model enables an individual to be its own employer and maintain control over all employment-related matters, marketing and pricing decisions, while also benefiting from our Jiuzi brand, resources and operating system. In collaboration with franchisees, we are able to further develop and refine our operating standards, marketing concepts and product and pricing strategies.

Our revenues consist of (i) NEVs sales in our company-owned store and NEVs sales supplied to our franchisees; (ii) initial franchisee fees of RMB 4,000,000, or approximately US$575,500, for each franchise store, payable over time based on performance obligations of the parties, from our franchisees; and (iii) on-going royalties based on 10% percent of net incomes from our franchisees. These fees, along with operating rights, are stipulated in our franchise agreements.

We source NEVs through more than twenty NEV manufacturers, including BYD, Geely, and Chery, as well as battery/component manufacturers such as Beijing Zhongdian Boyu, Shenzhen Jishuchongke and Youbang Electronics which focus on manufacturing charging piles, and Guoxuan Gaoke, and Futesi in battery production. We are able to access more brands and obtain more competitive pricing to attract potential franchisees and to meet customer demands. On the capital side, we introduce franchisees to various capital platforms including Beijing Tianjiu Xingfu Control Group and Qinghua Qidi Zhixing, through which our franchisees and their vehicle buyers can obtain financing. Our business partners help us in providing a variety of products and extend our geographic reach.

Benefiting from favorable state policies subsidizing the NEV industry, China’s NEVs production started flourishing around 2015 and 2016, pursuant to the 2016-2020 New Energy Vehicle Promotion Fiscal Support Guidance and Notice regarding “the Thirteenth Five-year Plan” New Energy Vehicles Battery Infrastructure Support Policy. In 2016, China released a series of financial subsidy policies targeted at NEV production. We conducted market research in 2016 and eventually launched our business in 2017. We have built a full-scale modern business management operation, supported by our operations department and marketing department. We aim to build an online-offline operating system in which our headquarters effectively empowers our franchisees with our brand recognition, client source, financial support, operating and transportation assistance through the online platform. Our fully-developed supply chain will provide solid support for store location expansion. Our franchisees’ conformity to Jiuzi’s standards will help us in our business expansion and implementation of our growth strategy.

We plan to adopt an innovative one-stop vehicle sales model for our vehicle buyers, who is expected to have access to more brands, better services and more affordable pricing. Our current business model is focused on vehicle selection and purchase, which provides buyers with multi-brand price comparison and test-driving experience. Through the online platform, we are currently developing, we expect to provide a multi-dimensional service platform and a one-stop experience covering online vehicle selection and purchase and off-line vehicle delivery and maintenance. Our app will provide potential buyers with information on various car brands and models, as well as services to register vehicles, make appointments for maintenance, repairs, and remote error diagnosis services, etc.

Our History and Corporate Structure

The following diagram illustrates the corporate structure of our subsidiaries and VIE:

Jiuzi Holdings Inc. is a Cayman Islands exempted company incorporated on October 10, 2019. We conduct our business in China through our Affiliated Entities. The consolidation of our Company and our Affiliated Entities has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Jiuzi HK was incorporated on October 25, 2019 under the law of Hong Kong SAR. Jiuzi HK is our wholly-owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Jiuzi WFOE was incorporated on June 5, 2020 under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of Jiuzi HK and a wholly foreign-owned entity under the PRC laws. The registered principal activity of the company is new energy vehicle retail, new energy vehicle component sales, new energy vehicle battery sales, vehicle audio equipment and electronics sales, vehicle ornament sales, technology service and development, marketing planning, vehicle rentals, etc. Jiuzi WFOE had entered into contractual arrangements with Zhejiang Jiuzi and its shareholders.

Zhejiang Jiuzi was incorporated on May 26, 2017 under the laws of the People’s Republic of China. Its registered business scope includes wholesale and retail of NEVs and NEV components, vehicle maintenance products, technology development of NEVs, Marketing and consulting regarding NEV products, vehicle rentals, event organization, client services regarding vehicle registration, and online business technology. Its registered capital amount is approximately $304,893 (RMB 2,050,000).

Shangli Jiuzi was incorporated on May 10, 2018 under the laws of the People’s Republic of China. Its registered business scope is to engage in retailing NEVs, NEV components, NEV batteries, NEV marketing, vehicle maintenance, used vehicle sales, and car rentals. Zhejiang Jiuzi is the beneficial owner of 59% equity interest of Shangli Jiuzi. Shangli Jiuzi’s registered capital amount is approximately $1,412,789 (RMB 10,000,000).

Contractual Arrangements between Jiuzi WFOE and Zhejiang Jiuzi

Due to PRC legal restrictions on foreign ownership, neither we nor our subsidiaries own any direct equity interest in Zhejiang Jiuzi. Instead, we as the primary beneficiary receive the economic benefits of Zhejiang Jiuzi’s business operation through a series of contractual arrangements. Jiuzi WFOE, Zhejiang Jiuzi and the Zhejiang Jiuzi Shareholders entered into a series of contractual arrangements, also known as VIE Agreements, on June 15, 2020. The VIE agreements are designed to render Jiuzi as the primary beneficiary of and entitle Jiuzi of rights to consolidate the assets, property and revenue of Zhejiang Jiuzi for accounting purposes. However, since the VIE agreements have not been tested in a court of law, we could be limited in our ability and rights to enforce the contractual arrangements that that we would otherwise be entitled to as the primary beneficiary of Zhejiang Jiuzi and its subsidiary if Zhejiang Jiuzi and its subsidiary or the Zhejiang Jiuzi Shareholders fail to perform their respective obligations under the contractual arrangements.

Each of the VIE Agreements is described in detail below:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the shareholders of Zhejiang Jiuzi irrevocably granted Jiuzi WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Zhejiang Jiuzi held by the Zhejiang Jiuzi Shareholders. The purchase price is RMB 10 and subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement takes effect upon parties signing the agreement, and remains effective for 10 years, extendable upon Jiuzi WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Zhejiang Jiuzi and Jiuzi WFOE, Jiuzi WFOE provides Zhejiang Jiuzi with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Zhejiang Jiuzi by Jiuzi WFOE under this agreement, Jiuzi WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by Jiuzi WFOE. The service fee should approximately equal to Zhejiang Jiuzi’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both Jiuzi WFOE and Zhejiang Jiuzi before expiration. Otherwise, this agreement can only be extended by Jiuzi WFOE and Zhejiang Jiuzi does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between Jiuzi WFOE and certain shareholders of Zhejiang Jiuzi together holding 1,000,000 shares, or 100% of the equity interests, of Zhejiang Jiuzi (“Zhejiang Jiuzi Shareholders”), the Zhejiang Jiuzi Shareholders pledged all of their equity interests in Zhejiang Jiuzi to Jiuzi WFOE to guarantee the performance of Zhejiang Jiuzi’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Zhejiang Jiuzi breaches its contractual obligations under the Exclusive Business Cooperation Agreement, Jiuzi WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Zhejiang Jiuzi Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Jiuzi WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Zhejiang Jiuzi Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice Jiuzi WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Zhejiang Jiuzi’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Zhejiang Jiuzi’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the shareholders of Zhejiang Jiuzi do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Jiuzi WFOE’s interests without Jiuzi WFOE’s prior written consent and (3) provide Jiuzi WFOE the status as the primary beneficiary over Zhejiang Jiuzi.

Currently, two of our beneficial owners, who are PRC residents, have not completed the Circular 37 Registration. We have asked our shareholders who are Chinese residents to make the necessary applications and filings as required by Circular 37. However, we cannot assure you that each of our shareholders who are PRC residents will in the future complete the registration process as required by Circular 37. Shareholders of offshore SPV who are PRC residents and who have not completed their registrations in accordance with Circular 37 are subject to certain absolute restrictions, under which they cannot contribute any registered or additional capital to such SPV for offshore financing purposes. In addition, these shareholders cannot repatriate any profits and dividends from the SPV to China either. Please see “Risk Factors-Part of our shareholders are not in compliance with the PRC’s regulations relating to offshore investment activities by PRC residents, and as a result, the shareholders may be subject to penalties if we are not able to remediate the non-compliance.”

Shareholders who have completed the Circular 37 registration would not be adversely affected and are allowed to contribute assets into the offshore special purpose vehicle and repatriate profits and dividends from them. Since Jiuzi WFOE has completed its foreign exchange registration as a foreign investment enterprise, its ability to receive capital contribution, make distributions and pay dividends is not restricted.

Although we took every precaution available to effectively enforce the contractual and corporate relationship above, these contractual arrangements may still be less effective than direct ownership and that the Company may incur substantial costs to enforce the terms of the arrangements. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of our VIE, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of our VIE, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by our VIE and its shareholders of their obligations under the contracts to exercise our rights over the VIE. The shareholders of our consolidated VIE may not act in the best interests of our company or may not perform their obligations under these contracts. In addition, failure of our VIE shareholders to perform certain obligations could compel the Company to rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. For a detailed description of the certainties of the VIE arrangements, see “Risk Factors – Risks Relating to Our Corporate Structure.”

Industry Overview

Growth Trends in China’s Automotive Industry

Currently China is the world’s largest automobile market as measured by sales volume. According to a new research from Canalys, a record 1.3 million NEVs were sold in China in 2020. The 1.3 million NEVs sold in China in 2020 represented 41% of global NEV sales, just behind Europe with 42% of global NEV sales. China is still far ahead of the US for NEV share – in the US, NEV sales represented just 2.4% of sales in 2020. Canalys forecasts 1.9 million EVs will be sold in China in 2021, representing a growth of 51% and a 9% share of all cars sold in China. (https://www.businesswire.com/news/home/20210222005461/en/Canalys-China%E2%80%99s-electric-vehicle-sales-to-grow-by-more-than-50-in-2021-after-modest-2020)

In the past 5 years, sales of NEVs in China have been increasing drastically, from 50,115 in 2014, to 176,378 in 2015, 322,833 in 2016, 547,564 in 2017 and 801,654 in 2018 (Source: https://cleantechnica.com/2019/02/24/china-ev-forecast-50-ev-market-share-by-2025-part-1/). Such fast growth was due to supportive governmental policy, better public acceptance of the concept of NEVs, and more developed battery station infrastructure. Among all above factors, governmental policy is crucial to the industry growth and to some extent determines consumers’ choice in this field. Without the price competitiveness made possible by governmental subsidies, NEV sales will likely drop. Meanwhile, competition from international NEV brands could also add difficulty to China’s local brands’ expansion.

Prospects for NEVs Franchising Business

Today, more and more consumers are shifting from traditional fuel-driven vehicles to NEVs. This provides a favorable market for NEV franchising businesses and franchisees. The current average price for mini electrical vehicle in China ranges between RMB 20,000 and 50,000 (approximately $3,000 to $7,000), which is much lower than regular fuel-driven vehicles. Most vehicle buyers of affordable NEVs live in third/fourth/fifth tier cities, where the average household income is relatively low.

Most dealerships in the country have been pursuing the 4S model, a full-service approach that brings together sales, service, spare parts and surveys (customer feedback). Traditional automobile 4S stores mainly operate single-brand vehicles, serving automobile manufacturers, selling vehicles for the manufacturers and collecting payments. Traditional 4S stores have a difficult time flourishing in third- and fourth- tier cities due to their higher initial investment costs, and it being more difficult to update or transform an existing 4S store’s operating system. The initial investment cost for 4S stores ranges between a few million RMB and several hundred million RMB, excluding land purchase or rental costs. Roughly 20% of the profit generated by 4S stores is from sales and the remaining 80% is from after-market services. Essentially, 4S stores are service-oriented. Most 4S stores charge higher prices for components compared to manufacturers, and charge higher service fees compared to regular vehicle after-sale service providers. As a result, car buyers tend not to choose 4S stores for after-sale services once their cars are out of the warranty period with 4S stores. To maintain their customers, traditional 4S stores have to raise marketing expenses and attract customers, and provide customers with the contacts of insurance companies, which usually charge higher premiums compared to what customers would have chosen. Therefore, 4S stores are becoming less and less of a cost-effective choice for car buyers at a time when consumers have more price transparency in the market. Additionally, 4S stores face more regulatory challenges from local governments, such as land use noncompliance. As a result, car manufacturers are shifting their business partners and finding smaller and flexible car retailers more favorable. (Source: https://auto.gasgoo.com/News/2019/04/12075107517I70098777C302.shtml).

Compared to a traditional 4S store, an NEV franchise store has the following advantages:

●	Multiple brands of NEVs: traditional automobile 4S stores mainly operate single-brand vehicles while our franchise stores provide multi-brands for consumers to choose from at competitive pricing;

●	Less vehicle costs: traditional automobile 4S stores are serving as the sales agent for the automobile manufacturers and generally required to purchase certain number of cars from the manufacturers directly. For our NEV franchise stores, Jiuzi will purchase the vehicles on behalf of the stores and distributed to each store based on market demand.

●	Less initial investment costs and operational costs: as of the above factors, the NEV franchise store will have less vehicle backlog and lower cash flow requirement, which result in less initial investment costs and operational costs.

This shift has brought opportunities to the NEV franchising business. In addition, compared to traditional fuel vehicles, sales of NEVs generate higher profit margins because NEVs are still considerably new in China and the pricing has more upside potential. NEV retailers generate more profit from after-sale services, which also face competition from professional car maintenance service providers. A mature NEV franchise can have franchisees located conveniently in major residential neighborhoods, where car buyers can easily access. The franchisees can also provide a full range of after-sale services. This business model requires much less initial investment, while providing more convenient and instant vehicle services to consumers. In the past, average car owners typically have fewer than two cars per household. This trend is changing rapidly as more households prefer to have multiple vehicles. As a result, car buyers have more diverse needs for their vehicles, and value the unique and easy shopping experience afforded by the supermarket sales model adopted by Jiuzi franchisees. (Source: https://auto.gasgoo.com/News/2019/04/12075107517I70098777C302.shtml)

Our Growth Strategies

We, through our VIE, aim to build an operating system in which the headquarters effectively empowers franchisees with our brand recognition, client source, financial support, operating and transportation assistance. Our growth strategies include the following:

●	Continue brand building and franchise stores expansion

We continue building our brand recognition through existing franchise stores and opening new ones. Our focus is in China’s third-fourth-fifth tier cities. Our franchisees in these small cities are expected to mainly serve as NEVs outlets, where large quantities of fragmented transactions are conducted with NEVs sales to mostly consumers in towns, communities and neighborhoods through word of mouth. We have few competitors in these small cities in our size.  Our franchisees are expected to expand their customer base in these locations and enhance brand recognition in communities. We have been in discussion with existing and potential franchisees to roll out more franchise stores, depending on the market post COVID-19.

●	Convert existing 4S stores to our franchise stores

Generally, 4S stores are operating under heavy financial pressures and regulatory burdens given their bigger size and less flexible business models. 4S stores are largely located in first-tier and second-tier cities, and have higher monthly operation cost. Many 4S stores suffer operating loss and some may even go out of business. We plan to enter into agreements with such struggling 4S stores, under which we will convert them into Jiuzi franchise stores. The initial franchise fees for the converted franchise stores will be lower than the fees for newly established franchise stores because these 4S stores already have their existing operations and store spaces.

●	Develop online-offline technology platform and sales channel

We are developing an online technology platform and planning to build an online-offline business model, as well as using data-driven technologies to deliver an improved shopping experience for consumers and an enhanced operational efficiency for suppliers. Our franchisees can utilize both online and offline channels to acquire consumers. Utilizing our future online platform, the vehicle buyers will have access to abundant vehicle information that is tailored to individual customer needs. Vehicle buyers can browse within the APP and place their order online.

●	Establish display centers and distribution centers

In first- and second-tier cities, we plan to set up showrooms of high-end NEVs to convey a message of living a green and environmentally-friendly lifestyle. We are not planning to use a franchise model in these locations; instead, we will build our own distribution centers by taking advantage of the cities’ well-established transportation infrastructure. We plan to have our distribution centers serving as the vehicle distribution centers to franchise stores in surrounding cities, as China’s current road transportation network is very developed, and logistics and transportation networks are relatively concentrated, which provides us with strong infrastructure support for the establishment of a distribution center. In addition, we plan to establish a data system to conduct regular statistical analysis on the brand, model, configuration, quantity, production data, invoices and even vehicle color of the vehicles in the distribution center. By monitoring the sales data of all surrounding stores, we can analyze the popular vehicles in the local area where each store is located, and thereby adjust the vehicle storage in the distribution center on a real-time basis. We expect potential vehicle buyers to see and try the vehicles in the showroom and then make their purchases online or by using our online platform. We will cooperate with logistic companies to transport vehicles from distribution centers to franchise stores in third- and fourth-tier cities.

At present, we do not have a specific or immediate plan to construct the vehicle display centers and distribution centers as our priority is to continue to market the Jiuzi brand, expand franchise stores and develop the online-offline platform. The construction of the display and distribution centers, such as the number of vehicle distribution centers, the vehicle capacity for the centers and the size of the geographic area, will be dependent on the number of franchise stores we have and the number of vehicles to be sold in the franchise stores.

●	Reduce overall costs for our operations

In light of the intensive competition in the NEVs industry and COVID-19 outbreak, we intend to reduce our overall costs through better vehicles sourcing channels, in order to strengthen our short-term cash flows. We plan to source more vehicles from 4S stores as compared to other suppliers such as NEVs manufacturers and battery/component factories, as 4S stores usually require smaller deposit payments for the vehicles and provide flexible return policy, while the other two sources require full payment for the vehicles and no return policy.

●	Strengthen our brand recognition through Jiuzi New Energy Vehicles Life Club

Our club members mainly consist of vehicle buyers and their families, as well as potential vehicle buyers who are interested in learning and buying NEVs. We regularly arrange social activities among buyers and their families, including outdoor activities, movie nights, test driving events, vehicle owner cultural events, and charity events. We are devoted to enhancing member relations and an active lifestyle, through which we promote NEVs and strengthen our brand recognition.

Franchise Arrangement and Business Model

The Company, through our VIE, owns 1.25% of the shares in each of its franchise stores. Initially, the franchisees are established with the Company being a 51% owner solely for the purpose of allowing the franchisees to register their business names to include “Jiuzi” with the local business bureau. However, the Company had no having actual control over the management of franchisees other than conforming to the “Jiuzi” business model. The requirement has been changed over time and currently the franchisees are able to register their business names to include “Jiuzi” as long as the Company has some ownership interest (without any specific equity interest being specified) in the franchise business. The Company and the franchisees agreed to designate 1.25% of the equity interests in the franchisees to the Company. Such ownership interest entitles the Company’s right as a minority shareholder, including the right to inspect the franchisees’ books and records so that the Company can collect royalties as discussed below.

Under our franchise arrangement, the Company is responsible for interior renovation, décor and signs in the store location agreed to by the parties, providing training and assistance to franchisees in launching franchise stores. Franchisees are responsible for securing the lease on the land and building for the store location, operating and managing the business, providing capital to develop and open new stores. On average, it takes about ten months from entering into the franchise agreement, determining store location, completing renovations, and training new staff to eventually launching the franchise store. The size of our franchise stores ranges from 5,000 to 12,000 square feet.

The Company requires franchisees to meet rigorous standards, including operation procedures and customer services. The business relationship with franchisees is designed to facilitate consistency and quality at all of Jiuzi’s franchise stores.

Franchisees may exercise discretion in making some business decisions within the parameters established by our operating procedures, marketing concepts and vehicle pricing strategies. For example, in terms of marketing strategy, we will regularly set up a unified activity plan or marketing plan to promote the franchisees. Franchisees have the discretion to decide whether to participate, or set up their own marketing plan to promote their franchise stores and sales. In terms of vehicle pricing, we usually provide franchisees two pricings, one is the vehicle cost or the manufacturing price, and the other is the suggested sales price. The franchisees have the discretion to set up their own sales price; however, if the sales price is lower than the vehicle cost or the manufacturing price, the franchisees are required to make up the difference to us.

The Company generally does not invest any capital other than payment of rent in the first year. Our revenue sources comprise (i) NEV sales in our Company-owned store and NEV sales supplied to our franchisees; (ii) initial franchise fees of RMB 4,000,000, or approximately US$575,500, for each franchise store, payable over time based on the performance obligations of the parties, from our franchisees, as disclosed above, and (iii) on-going royalties based on 10% percent of the net incomes from our franchisees. This structure enables us to generate significant and predictable levels of cash flow. For the year ended October 31, 2020, 95% of our revenues was generated through initial franchise fees while 5% was generated through NEV sales. For the year ended October 31, 2019, 83% of our revenues was generated through initial franchise fees while 17% was generated through NEV sales. We have not generated any revenue from the franchisees’ royalties.

The franchise fee of an aggregate of RMB 4,000,000, or approximately US$575,500, is payable to us as franchisor in installments as follows:

●	Pre-launching first trimester: It takes approximately two months to finalize franchising contracts with our franchisees and start the site preparation. Meanwhile, our franchisees will obtain governmental permits for the business and receive marketing training. The total franchise fee payable for this period is RMB 600,000, or approximately US$86,320.

●	Pre-launching second trimester: It takes approximately three months for this period. We hold marketing events, have franchisees visit existing franchise stores and start industry knowledge and product training. We start marketing in industry magazines and connect financial agencies to the franchisees. The total franchise fee payable for this period is RMB 400,000, or approximately US$57,550.

●	Pre-launching third trimester: It takes approximately two months to finalize this pre-launching step. Franchisees will determine the final locations of the stores. We will start pre-operation training, prepare promotional materials, hire and train crucial staff. The total franchise fee payable for this period is RMB 400,000, or approximately US$57,550.

●	Preliminary store operation period: It takes approximately three months to finalize the authorization of Jiuzi brand and trademark usage in the franchise store, complete core staff recruitment and sales training, complete construction and/or renovation of the stores, and trial operation, etc. The total franchise fee payable for this period is RMB 1,800,000, or approximately US$258,980.

●	Official operation period: we will introduce franchisees to various agencies for their insurance needs and financial needs, connect franchisees to after-sales service companies and continue staff and sales training, as well as provide marketing support. The total franchise fee payable for this period is RMB 800,000, or approximately US$115,100.

Pursuant to the franchise agreement, we provide up to RMB 1,000,000 (or approximately US$147,260) interest-free loan advances to the franchisees as pre-launching capital on a needed basis. The term of the loans is 18 months. If the franchisee fails to repay the advances within three months of the maturity date, we have the right to unilaterally terminate the franchise agreement. However, the franchisee may apply for an additional loan advance or extend the repayment period, subject to our approval. We do not provide financing to franchisees other than the loan advancements.

We source NEVs through various automobile manufacturers, including BYD, Geely, and Chery, and battery/component factories such as Beijing Zhongdian Boyu, Shenzhen Jishuchongke, Guoxuan Gaoke, and Futesi, for vehicle supplies.  We are able to access more brands and obtain more affordable pricing to attract potential franchisees and to meet customer demands.  On the capital side, we introduce franchisees to various capital platforms including Beijing Tianjiu Xingfu Control Group and Qinghua Qidi Zhixing. We also partner with multiple established financial service providers, through which our vehicle buyers may receive financing services. The financing arrangement will be negotiated and stipulated between the borrower and the financial service provider. Our business partners help us in providing a comprehensive range of products, broad operating regions and full-scale services.

Geographically, our business is focused in third- and fourth-tier cities due to: (i) increased demand for NEVs because of their affordability, choice of vehicle selections and lower travel costs of NEVs as compared to traditional fuel vehicles; (ii) third- and fourth-tier cities vehicle buyers mostly using the NEVs to travel locally and battery recharging is convenient locally; (iii) the marketing and promotional costs are lower in third- and fourth-tier cities, and we can develop greater brand awareness in a shorter time; (iv) we being able to attract more franchisees as initial investment costs are lower as a result of more affordable leases and vehicles, lower overall costs in the construction of franchise stores, employee training and salaries in third- and fourth-tier cities; and (v) less competition in NEV sales in third- and fourth-tier cities compared to first- and second-tier cities, which are more established with traditional fuel vehicles and more well-known brands.

Supply Chain

We source vehicles through cooperation with various parties including manufacturers, battery factories and 4S stores, etc. and then distribute them to franchisees to meet local vehicle buyers’ demands. We enter into letter of intents, or LOIs, for cooperation on sales and services of NEVs with automobile manufacturers which become binding when we pay the deposit (usually between approximately US$7,000 to US$15,000) within seven business days of the execution of the LOI. The non-exclusive LOI usually has a one-year term and can be extended as negotiated by the parties. Under the LOI, we are permitted to sell the NEVs from such manufacturer in the permitted geographic area on a non-exclusive basis. We are committed to renovating the franchise stores and training the staff pursuant to such manufacturer’s standards and requirements. For the specific number of vehicles, brands and models, we will reach an oral agreement with such manufacturer based on market demand. If we fail to take steps to construct the stores, meet the construction standard as agreed to by the parties, or delay on payment, the automobile manufacturers are entitled to terminate the LOI. We do not have written agreements with battery factories and 4S stores for the supply of NEVs.

We obtain vehicle ownership when we purchase NEVs from our suppliers, and subsequently place vehicles to our franchisees’ market channels. End vehicle buyers will be responsible for title transfer, insurance and financing, if applicable. When the vehicles are sold, the franchisees will pay back to us the costs for the vehicles. We generate a small amount of revenues through the sales of NEVs supplied to the Company’s franchisees.

NEV Manufacturers: Manufacturers usually provide the most favorable pricing. However, they usually require the purchase of a larger quantity of vehicles at a time. We cannot return unsold vehicles to manufacturers. We will source more vehicles from NEVs manufacturers in the future if we have more franchise stores and increased vehicle demand.

Battery/Component Factories: Battery or other component factories usually have NEVs in stock because NEVs manufacturers routinely enter into agreements with battery factories where battery factories supply batteries to NEVs manufacturers. Some NEVs manufacturers with temporary cashflow difficulties use NEVs as payments to battery factories. We purchase such NEVs from battery factories at favorable prices that are lower than prices offered by 4S stores. However, we will need to make full payment for vehicles procured through this source, and we do not have the option to return unsold vehicles to battery/component factories.

4S Stores: Traditional 4S stores have reputable quality vehicles and relatively friendly refund policies. We only need to pay security deposits for the vehicles, which is usually 30%-50% of the full price. Their return policy is usually more flexible and we can return the unsold vehicles to 4S stores. We source selected vehicles from 4S stores as they usually require a smaller advance and have flexible return policies. We are usually able to purchase the vehicles from the 4S stores at the base cost of the vehicles. In this case, our sales strategy is to sell at a price higher than the purchase price and slightly lower than the selling price at the 4S stores. Therefore, our pricing is still competitive to the 4S stores.

Marketing and Branding

We, through our VIE, focus our marketing efforts in third-fourth-fifth tier cities in China, where the NEV market is still relatively unexplored. We build our brand image by connecting the concept of NEVs to our brand name, focusing on a broad selection of brands and affordable pricing. We use online advertising platforms to promote our brand image, such as WeChat, Weibo and Tik Tok. We also partner with a variety of marketing companies including Qidizhixing and Tianjiuxingfu Holdings, who help us find the right platform for our marketing. To strengthen our brand recognition, we use a uniformed storefront image and set of store interior designs.

In addition, we promote our brand through our Jiuzi New Energy Vehicle Life Club. Our club members mainly consist of vehicle buyers and their families as well as general public who are interested in NEVs. We regularly arrange social activities among members, including outdoor activities, movie nights, test driving event, vehicle owner cultural events and charity events, etc. We are devoted to enhancing member relations and promoting an active lifestyle, through which we strengthen our brand recognition. We also hold seminars for the public about the economic and environmental benefits of NEVs.

We value our brand reputation. Part of the sales in our Shangli store and franchisees’ stores are depending on word-of-mouth and referral from existing vehicle buyers. We have adopted a series of brand image maintenance approaches. We regularly dispatch training staff specializing in NEVs information to provide training to our franchisees on topics including NEVs performance and customer service experience. Franchisees will not be charged additional fees for the training services.

Competitive Advantages

Competition in the automotive industry is intense and evolving. We believe the impact of new regulatory requirements for occupant safety and vehicle emissions, technological advances in powertrain and consumer electronic components, and shifting customer demands and expectations are causing the industry to evolve in the direction of electric-based vehicles. We believe our primary competitive factors are:

●	We entered the industry at a relatively early point and have gradually developed brand awareness through marketing and promotional events, and consumer acceptance due to our competitive pricing and large selections of NEVs in third-fourth tier cities. We received “2018 Zhejiang Business New Project” from Zhejiang Province Trade and Business Industry Association in 2018, and “Best Investment Potential” award from Leading Capital Summit for Mid to Small Business in 2019;

●	We have a large number of franchisees and strong customer demand, which add to our leverage over supply chains in terms of selections and pricing;

●	Our franchise stores have more space (5,000-12,000 square feet) compared to our competitors and we have a wide range of business partners, both of which help us provide better customer experiences; and

●	The cost of launching a new franchisee is relatively low as compared to traditional 4S stores (4S refers to sales, service, spare parts and services), and it is easier to expand our franchise stores to cover geographical areas and lower the advertisement cost for our franchisees. The 4S model is a full-service approach that brings together sales, services, spare parts and surveys (customer feedback). 4S stores generate most of their profits from after-market services and require higher initial investment as compared to our franchise stores. In comparison to traditional 4S stores, our franchisees are also able to carry multiple brands of NEVs.

Intellectual Property

Our trademark “Jiuzi New Energy” was registered with China’s trademark Bureau on June 28, 2018 under international category 12 (vehicles, electrical vehicles etc.) and international category 37 (vehicle maintenance service, vehicle cleaning services etc.), and international category 39 (transportation, driver services, car rental, etc.). The trademark will be valid for ten years until June 27, 2028. We also have 13 software copyrights that are registered with China’s National Copyright Administration.

Employees

As of December 21, 2021, we had 50 full-time employees. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As required by regulations in China and according to local government’s requirements, we participate in various employee social security plans that are organized by local governments. We pay social insurance for some of our employees, covering all five types of social insurance, including pension, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance.

Facilities

Our principal office is located at No.168 Qianjiang Nongchang Gengwen Road, 15th Floor, Economic and Technological Development Zone, Xiaoshan District, Hangzhou City, Zhejiang Province, China 310000. The office space is approximately 2,393 square meters and the lease for this facility is RMB1,353,772, or approximately US$211,825, per year, expiring on July 31, 2026.

Our Shangli Jiuzi store is located at Building 5, Units 101-103, Yidu International Business Center, Yingbin Road, Shangli Town, Shangli County, Pingxiang City, Jiangxi Province, China. The store space is approximately 925 square meters. The lease for this facility is RMB 3,930, or US$560, per month. This lease started from March 1, 2019 and expires in February 2023.

PLAN OF DISTRIBUTION

The ordinary shares held by the selling shareholder may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling shareholder’s ordinary shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	a purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	broker-dealers may agree with a selling shareholder to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the ordinary shares;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of the selling shareholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling shareholder may also sell the ordinary shares under Rule 144 promulgated under the Securities Act, if available, or any other exemption available under the Securities Act rather than under this prospectus. In addition, the selling shareholder may transfer the ordinary shares by other means not described in this prospectus.

The selling shareholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell ordinary shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, it.

Brokers, dealers or agents participating in the distribution of the shares held by the selling shareholder as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the ordinary shares for whom the broker-dealers may act as agent.  The selling shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholder acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their ordinary shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of ordinary shares by the selling shareholder. If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ordinary shares, if required, we will file a supplement to this prospectus.

We may suspend the sale of shares by the selling shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the selling shareholder uses this prospectus for any sale of the ordinary shares, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our ordinary shares and activities of the selling shareholder.

We have advised the selling shareholder that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, our authorized share capital is $50,000 divided into 150,000,000 ordinary shares of par value of $0.001 each, 21,426,844 ordinary shares are issued and outstanding.

Assuming all the shares in this offering are sold by the selling shareholders, 27,726,844   ordinary shares will be issued and outstanding.

Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.

Rule 144

All of our ordinary shares outstanding prior to the completion of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of ordinary shares then outstanding, in the form of ordinary shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended October 31, 2021, as amended to date, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since October 31, 2021.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Mourant Ozannes who are acting as counsel to our company with respect to matters of British Virgin Islands law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters.

EXPERTS

The consolidated financial statements for the years ended October 31, 2021 and 2020, included in this Registration Statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm in auditing and accounting. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA 94403.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Association require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances, against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of his being a director or officer of our company or another body corporate, partnership, joint venture, trust or other enterprise at our company’s request, unless this is prohibited by law. We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered under this prospectus. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ordinary shares offered in this prospectus. The registration statement, including its exhibits and schedules, are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of Jiuzi Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Jiuzi Holdings, Inc., its subsidiaries, and its variable interest entities (collectively the “Company”) as of October 31, 2021 and 2020 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

(PCAOB ID # 1171)

We have served as the Company’s auditor since October 9, 2019.

San Mateo, California

March 15, 2022, except for Note 3 and Note 17 for which the date is April 15, 2022.

Jiuzi Holdings, Inc.

Jiuzi Holdings, Inc.

Consolidated Balance Sheets

As of October 31, 2021 and 2020

	October 31,	October 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	7,372,895	764,492
Short-term investment	1,180,772	-
Accounts receivable	6,566	14,875
Accounts receivable – related party	529,407	1,518,264
Due from related parties	367,549	173,643
Inventories	266,106	154,586
Advances to suppliers	1,594,278	569,023
Loans receivable from related parties, net	9,673,893	2,999,261
Other receivables and other current assets	1,228,738	280,789
Total current assets	22,220,204	6,474,933
Non-current Assets
Property, plant and equipment, net	373,108	101,877
Intangible assets, net	18,053	16,436
Other non-current assets	558,702	2,349
Operating lease right of use asset	846,200	-
Loans receivable from related parties, net	4,136,657	5,308,919
Total non-current assets	5,932,720	5,429,581
TOTAL ASSETS	28,152,924	11,904,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accruals and other payables	595,364	82,182
Accounts payable – related party	44,366	102,411
Accounts payable	15,695	872
Taxes payable	2,923,987	2,772,447
Operating lease liabilities - current	163,148	-
Contract liability	114,916	116,977
Contract liability – related party	164,804	614,449
Total current liabilities	4,022,280	3,689,338
Non-current liabilities
Operating lease liabilities - non-current	537,432	-
Deferred income	1,263,840	-
Total non-current liabilities	1,801,272	-
TOTAL LIABILITIES	5,823,552	3,689,338

COMMITMENTS AND CONTINGENCIES	-	-

Shareholders’ equity
Ordinary shares (150,000,000 shares authorized, par value $0.001, 21,426,844 shares issued and outstanding as of October 31, 2021)*	21,427	15,000
Additional paid in capital	13,150,667	308,939
Statutory reserve	891,439	690,624
Retained earnings	7,459,539	6,846,609
Accumulated other comprehensive income/ (loss)	541,615	(60,426)
Total equity attributable to Jiuzi	22,064,687	7,800,746
Equity attributable to noncontrolling interests	264,685	414,430
Total Stockholders’ equity	22,329,372	8,215,176
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	28,152,924	11,904,514

*	Giving retroactive effect for the Share Subdivision and 2-for-1 stock dividend on post-Share Subdivision basis

See accompanying notes to financial statements.

Jiuzi Holdings, Inc.

Consolidated Statements of Income and Comprehensive Income

For the years ended October 31, 2021, 2020 and 2019

	For the Year ended	For the Year ended	For the Year ended
	October 31,	October 31,	October 31,
	2021	2020	2019
Revenues, net	1,606,425	258,834	839,744
Revenues – related party, net	7,930,562	7,951,761	7,138,355
Total Revenues	9,536,987	8,210,595	7,978,099

Cost of revenues	1,370,829	217,807	857,097
Cost of revenues – related party	3,538,875	1,972,961	2,259,079
Total cost of revenues	4,909,704	2,190,768	3,116,176

Gross profit	4,627,283	6,019,827	4,861,923

Selling expense	17,542	29,887	40,723
General and administrative expenses	3,292,606	1,619,125	1,101,415
Operating income (loss)	1,317,135	4,370,815	3,719,785

Non-operating income (expense) items:
Other income (expense), net	1,993	30,610	17,134
Interest income	5,734	390	11,895
Interest expense	-	(3,880)	(1,765)
	7,727	27,120	27,264

Earnings (Loss) before tax	1,324,862	4,397,935	3,747,049

Income tax	546,825	974,393	540,782

Net income (loss)	778,037	3,423,542	3,206,267
Less: loss attributable to non-controlling interest	(35,708)	(27,385)	(33,790)
Net income (loss) attributable to Jiuzi	813,745	3,450,927	3,240,057

Earnings (Loss) per share
Basic	0.04	0.23	0.22
Diluted	0.04	0.23	0.22

Weighted average number of ordinary shares outstanding*
Basic	17,580,461	15,000,000	15,000,000
Diluted	17,580,461	15,000,000	15,000,000

Net income (loss)	778,037	3,423,542	3,206,267

Other comprehensive income (loss):
Foreign currency translation (loss) income	607,057	146,303	(116,437)
Total comprehensive income (loss)	1,385,094	3,569,845	3,089,830

*	Giving retroactive effect for the Share Subdivision and 2-for-1 stock dividend on post-Share Subdivision basis

See accompanying notes to financial statements.

Jiuzi Holdings, Inc.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended October 31, 2021, 2020 and 2019

	Common Stock		Additional			Accumulated other	Equity	Non-
	Number of Shares	Amount	Paid-in Capital	Statutory Reserve	Retained Earnings	Comprehensive Income	attributable to Jiuzi	Controlling interest	Total Equity
Balance, November 1, 2018	15,000,000	15,000	74,947	97,508	748,741	-90,292	845,904	509,485	1,355,389
(Distribution) / Contribution in capital	-	-	224,946	-	-	-	224,946	-	224,946
Net income	-	-	-	-	3,240,057	-	3,240,057	-33,790	3,206,267
Appropriations to statutory reserves	-	-	-	328,906	-328.906	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-116,437	-116,437	-15,068	-131,505
Balance, October 31, 2019	15,000,000	15,000	299,893	426,414	3,659,892	-206,729	4,194,470	460,627	4,655,097

Balance at November 1, 2019	15,000,000	$15,000	299,893	426,414	3,659,892	-206,729	4,194,470	460,627	4,655,097
Contribution in capital	-	-	9,046	-	-	-	9,046	-7,795	1,251
Net income	-	-	-	-	3,450,927	-	3,450,927	-27,385	3,423,542
Appropriations to statutory reserves	-	-	-	264,210	-264,210	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	146,303	146,303	-11,017	135,286
Balance at October 31, 2020	15,000,000	15,000	308,939	690,624	6,846,609	-60,426	7,800,746	414,430	8,215,176

Balance at November 1, 2020	15,000,000	15,000	308,939	690,624	6,846,609	-60,426	7,800,746	414,430	8,215,176
Contribution in capital	-	-	38,915	-	-	-	38,915	-119,053	-80,138
Shared issued for cash	6,426,844	6,427	12,802,813	-	-	-	12,809,240	-	12,809,240
Net income				200,815	612,930		813,745	-35,708	778,037
Foreign currency translation adjustment	-	-	-	-	-	602,041	602,041	5,016	607,057
Balance at October 31, 2021	21,426,844	21,427	13,150,667	891,439	7,459,539	541,615	22,064,687	264,685	22,329,372

*	Giving retroactive effect for the Share Subdivision and 2-for-1 stock dividend on post-Share Subdivision basis

See accompanying notes to financial statements.

Jiuzi Holdings, Inc.

Consolidated Statements of Cash Flows

For the years ended October 31, 2021, 2020 and 2019

	For the Year ended	For the Year ended	For the Year ended
	October 31,	October 31,	October 31,
	2021	2020	2019
Cash flows from operating activities
Net income	778,037	3,423,542	3,206,267
Depreciation and amortization	55,243	20,182	8,582
Provision for doubtful accounts	(13,931)	11,474	32,717
Amortization of right-of-use asset	40,286	-	-
Provision for credit losses	309,024	305,128	61,277
Imputed interest expense	724,338	762,113	35,812
Loss from disposal of assets	4,082	-	-
Changes in assets and liabilities
(Increase) decrease in accounts receivable	8,958	37,809	(25,367)
(Increase) decrease in accounts receivable – related party	1,092,111	(488,494)	(299,062)
(Increase) decrease in inventories	(103,928)	73,001	104,986
(Increase) decrease in loans to related parties	(6,129,775)	(4,982,838)	(37,917)
(Increase) decrease in due from related parties	(185,084)	-	-
(Increase) decrease in other current assets	(1,949,313)	10,435	(164,659)
(Increase) decrease in other non-current assets	(553,867)	-	-
(Decrease) increase in accrued and other liabilities	507,206	22,843	(15,540)
(Decrease) increase in account payable	14,720	(10,306)	-
(Decrease) increase in accounts payable – related party	(62,511)	91,841	1,422
(Decrease) increase in taxes payable	23,271	1,474,958	992,328
(Decrease) increase in contract liability	(7,437)	20,370	(4,925)
(Decrease) increase in contract liability – related party	(476,008)	(256,761)	(4,978,756)
(Decrease) increase in operating lease liabilities	(144,998)	-	-
(Decrease) increase in deferred income	1,258,439	-	-
Net cash generated by (used in) operating activities	(4,811,137)	515,297	(1,082,855)

Cash flows from investing activities
Purchase of fixed assets	(306,576)	(26,778)	(7,087)
Purchase of intangible assets	(3,004)	-	(15,964)
Acquisition of investment	(1,175,726)	-	-
Refund of security deposits	-	490	12,854
Net cash generated by (used in) investing activities	(1,485,306)	(26,288)	(10,197)

Cash flows from financing activities
Proceeds from owner’s injection of capital	38,916	9,046	224,946
Stock proceeds for cash	12,809,240	-	-
Proceeds from (Repayment to) related party	-	(173,102)	161,191
Net cash provided by (used in) financing activities	12,848,156	(164,056)	386,137

Net increase (decrease) of cash and cash equivalents	6,551,713	324,953	(706,915)

Effect of foreign currency translation on cash and cash equivalents	56,690	(2,675)	(5,314)
Cash, cash equivalents, and restricted cash – beginning of period	764,492	442,214	1,154,443
Cash, cash equivalents, and restricted cash – end of period	$7,372,895	$764,492	442,214

Supplementary cash flow information:
Interest received	$5,734	$390	$11,895
Interest paid	$-	$3,880	$1,765
Income taxes paid	$295,729	$-	$-

See accompanying notes to financial statements.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Jiuzi Holdings, Inc. (“Company” or “Jiuzi”) was incorporated in the Cayman Islands on October 10, 2019. The Company in an investment holding company; its primary operations are conducted through subsidiaries and variable interest entities as described below.

Jiuzi (HK) Limited (“Jiuzi HK”) was incorporated in Hong Kong on October 25, 2019. It is wholly owned subsidiary of the Company.

Zhejiang Navalant New Energy Automobile Co., Ltd. (“Jiuzi WFOE”) was incorporated on June 5, 2020 as wholly foreign owned entity in the People’s Republic of China (“PRC”). Jiuzi WFOE is a wholly owned subsidiary of Jiuzi HK.

Zhejiang Jiuzi (“Zhejiang Jiuzi”) was incorporated on May 26, 2017 in the PRC. Zhejiang Jiuzi’s scope of business includes the sale of new energy vehicles (“NEVs”) and NEV components and parts, and the related development of products and services for the NEV industry. Zhejiang Jiuzi generates revenues by both selling NEVs and NEV components and parts to Jiuzi branded licensed NEV dealerships, and by rendering professional services to new Jiuzi NEV dealerships, such as initial setup, NEV product procurement services, and specialized marketing campaigns. The Zhejiang Jiuzi also provides short term financing solutions to the new Jiuzi NEV dealerships for the procurement of NEVs.

Shangli Jiuzi was incorporated on May 10, 2018 in the PRC. Its scope of business is similar to Zhejiang Jiuzi. Zhejiang Jiuzi owns 59.0% equity interest in Shangli Jiuzi, and the remaining 41% equity interest is owned by unrelated third-party investors; as such Shangli Jiuzi is accounted as a subsidiary of Zhejiang Jiuzi.

Hangzhou Through Train Technology Co., Ltd. (“Zhitongche”) was incorporated on February 2, 2018 in the PRC. The company is providing technical services, technical development, technical consulting and trading for new energy for motor vehicle and its accessories. Zhitongche is a wholly owned subsidiary of Zhejiang Jiuzi.

Zhejiang Jiuzi Xinneng Network Technology Co., Ltd was incorporated on July 1, 2021 in PRC. Its scope of business includes software outsourcing services; industrial internet data services; network and information security software development; artificial intelligence application software development; Internet of Things technology research and development; internet security services; information system operation and maintenance services; artificial intelligence basic software development; cloud computing equipment technical services; research and development of robots (except for projects subject to approval according to law, business activities are carried out independently according to law with business licenses). Zhejiang Jiuzi owns 100% equity interest in Zhejiang Jiuzi Xinneng Network Technology Co., Ltd.

Guangxi Nanning Direct Train New Energy Technology Co., Ltd was incorporated on December 31, 2021 in PRC. Its scope of business includes technical service, development and consultation; sales of electrical accessories for new energy vehicles; automobiles new car sales; business agency services; motor vehicle charging sales; sales of new energy prime movers; R&D of emerging energy technologies; car trailers, assistance, and clearance services; auto parts wholesale; auto parts retail; sales agency; domestic trade agency; import and export agency. Zhejiang Jiuzi owns 90% equity interest in Guangxi Nanning Direct Train New Energy Technology Co., Ltd, and the remaining 10% equity interest is owned by unrelated third-party investor; as such Guangxi Nanning Direct Train New Energy Technology Co., Ltd is accounted as a subsidiary of Zhejiang Jiuzi.

Contractual Arrangements between Jiuzi WFOE and Zhejiang Jiuzi

Due to PRC legal restrictions on foreign ownership, the Company and its subsidiaries do not own any direct equity interest in Zhejiang Jiuzi. Instead, the Company and its subsidiaries control and receive the economic benefits of Zhejiang Jiuzi’s business operation through a series of contractual arrangements.

Jiuzi WFOE, Zhejiang Jiuzi and the Zhejiang Jiuzi Shareholders entered into a series of contractual arrangements, 1) Exclusive Option Agreement, 2) Exclusive Business Cooperation Agreement, and 3) Share Pledge Agreement, known as VIE Agreements, on June 15, 2020. The VIE agreements are designed to provide Jiuzi WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Zhejiang Jiuzi, including absolute control rights and the rights to the assets, property and revenue of Zhejiang Jiuzi.

Each of the VIE Agreements is described in detail below:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Zhejiang Jiuzi Shareholders irrevocably granted Jiuzi WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Zhejiang Jiuzi held by the Zhejiang Jiuzi Shareholders. The purchase price is RMB 10 and subject to any appraisal or restrictions required by applicable PRC laws and regulations.

The agreement takes effect upon parties signing the agreement, and remains effective for 10 years, extendable upon Jiuzi WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Zhejiang Jiuzi and Jiuzi WFOE, Jiuzi WFOE provides Zhejiang Jiuzi with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Zhejiang Jiuzi by Jiuzi WFOE under this agreement, Jiuzi WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by Jiuzi WFOE. The service fee should approximately equal to Zhejiang Jiuzi’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both Jiuzi WFOE and Zhejiang Jiuzi before expiration. Otherwise, this agreement can only be extended by Jiuzi WFOE and Zhejiang Jiuzi does not have the right to terminate the agreement unilaterally.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

Share Pledge Agreement

Under the Share Pledge Agreement between Jiuzi WFOE and certain shareholders of Zhejiang Jiuzi together holding 1,000,000 shares, or 100% of the equity interests, of Zhejiang Jiuzi (“Zhejiang Jiuzi Shareholders”), the Zhejiang Jiuzi Shareholders pledged all of their equity interests in Zhejiang Jiuzi to Jiuzi WFOE to guarantee the performance of Zhejiang Jiuzi’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Zhejiang Jiuzi breaches its contractual obligations under the Exclusive Business Cooperation Agreement, Jiuzi WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Zhejiang Jiuzi Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, Jiuzi WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Zhejiang Jiuzi Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice Jiuzi WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Zhejiang Jiuzi’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Zhejiang Jiuzi’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the shareholders of Zhejiang Jiuzi do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice Jiuzi WFOE’s interests without Jiuzi WFOE’s prior written consent and (3) provide Jiuzi WFOE control over Zhejiang Jiuzi.

The Company has concluded that the Company is the primary beneficiary of Zhejiang Jiuzi and its subsidiaries, and should consolidate financial statements. The Company is the primary beneficiary based on the VIE Agreements that each equity holder of Zhejiang Jiuzi pledged their rights as a shareholder of Zhejiang Jiuzi to Jiuzi WFOE. These rights include, but are not limited to, voting on all matters of Zhejiang Jiuzi requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in Zhejiang Jiuzi, oversee and review Zhejiang Jiuzi’s operation and financial information. As such, the Company, through Jiuzi WFOE, is deemed to hold all of the voting equity interest in Zhejiang Jiuzi and its subsidiaries.

For the periods presented, the Company has not provided any financial or other support to either Zhejiang Jiuzi or its subsidiaries. However, pursuant to the Exclusive Business Cooperation Agreement, the Company may provide complete technical support, consulting services and other services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to Zhejiang Jiuzi and its subsidiaries to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIEs were considered in determining that the Company is the primary beneficiary of the VIEs. Accordingly, the financial statements of the VIEs are consolidated in the Company’s consolidated financial statements.

Based on the foregoing VIE Agreements, Jiuzi WFOE has effective control of Zhejiang Jiuzi and its subsidiaries, which enables Jiuzi WFOE to receive all of their expected residual returns and absorb the expected losses of the VIE and its subsidiaries. Accordingly, the Company consolidates the accounts of Zhejiang Jiuzi and its subsidiaries for the periods presented herein, in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. Significant inter-company transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates including, but not limited to, our allowance for loan losses, inventory valuations, fair value measurements, asset impairment charges and discount rate assumptions. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Amounts and percentages may not total due to rounding.

Functional and presentation currency

The functional currency of the Company is the currency of the primary economic environment in which the Company operates which is Chinese Yuan (“RMB”).

Transactions in currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing on the date of the transaction. At the end of each reporting period, monetary items denominated in foreign currencies are translated at the rates prevailing at the end of the reporting periods. Exchange differences arising on the settlement of monetary items and on translation of monetary items at period-end are included in income statement of the period.

For the purpose of presenting these financial statements, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, stockholder’s equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period. The resulting translation adjustments are reported under accumulated other comprehensive income in the stockholder’s equity section of the balance sheets.

Exchange rate used for the translation as follows:

US$ to RMB

	Period End	Average
October 31, 2021	6.39675	6.42420
October 31, 2020	6.69247	6.41640
October 31, 2019	7.0992	6.8905

Fair Values of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available.  The three levels are defined as follow:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments approximated their fair values due to the short-term nature of these instruments. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each year.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

Related parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Cash and Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the net value less estimates for expected credit losses. Management regularly reviews outstanding accounts and provides an allowance for doubtful accounts. When collection of the original invoice amounts is no longer probable, the Company will either partially or fully write-off the balance against the allowance for doubtful accounts.

Short-term investments

Short-term investments consist primarily of investments in fixed deposits with original maturities between three months and one year and certain investments in wealth management products and other investments that the Company has the intention to redeem within one year. As of October 31, 2020 and 2021, the investments in bank wealth management and security that were recorded as short-term investments amounted to $1,180,772 and $ nil, respectively.

Loans Receivable

Loans receivable are recorded at origination at the fair value less estimates for expected credit losses. Management regularly reviews outstanding accounts and provides an allowance for credit losses. When collection of the original amounts is no longer probable, the Company will either partially or fully write-off the balance against the allowance for credit losses.

Revenue Recognition

In 2014, the FASB issued guidance on revenue recognition (“ASC 606”), with final amendments issued in 2016. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

The Company’s revenues consist of sales of vehicle by the Company’s own corporate retail store to third party customers, sales of vehicle to franchisees as a supplier, and fees from retail stores operated by franchisees. Revenues from franchised stores include initial franchise fees and annual royalties based on a percent of net incomes.

The Company recognizes sales of vehicle revenues at the point in time when the Company has transferred physical possession of the goods to the customer and the customer has accepted the goods, therefore, indicating as control of the goods has been transferred to the customer. The transaction price is determined and allocated to the product prior to the transfer of the goods to the customer.

The initial franchise services include a series of performance obligations and an indefinite license to use the Company’s trademark. The series of performance obligations are specific services and deliverables that are set forth in the agreement and are billed and receivable as delivered and accepted by the franchisee. These services and deliverables may be customized and are not transferable to other third parties.

The royalty revenues are distinct from the initial franchise services. The Company recognizes royalty revenues only when the franchisee has generated positive annual net income, at which point the Company has the contractual right to request for payment of the royalty. The royalty is calculated as a percentage of the franchisees’ annual net income.

The Company estimates potential returns and records such estimates against its gross revenue to arrive at its reported net sales revenue. The Company has not experienced any sales returns.

Inventory

Inventories, which are primarily comprised of finished goods for sale, are stated at the lower of cost or net realizable value, using the first-in first-out method. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis. Only defects products can be return to our suppliers.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

Advertising

The Company expenses advertising costs as incurred and includes it in G&A expenses. The Company recorded $78,894, $37,753 and $109,984 of advertising and promotional expenses for the years ended October 31, 2021, 2020 and 2019 respectively.

Income Taxes

Income taxes are provided in accordance with ASC No. 740, Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expense (benefit) results from the net change during the years of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that the relevant taxing authority that has full knowledge of all relevant information will examine each uncertain tax position. Although the Company believes the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

Earnings (loss) per share

Basic income (loss) per share is computed by dividing net income (loss) attributable to the holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted income (loss) per share is calculated by dividing net income (loss) attributable to the holders of ordinary shares as adjusted for the effect of dilutive ordinary share equivalents, if any, by the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the period. However, ordinary share equivalents are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

All per share amounts for all periods presented herein have been adjusted to reflect the Share Subdivision and 2 for 1 stock dividend on post-Share Subdivision basis. See Note 11.

Property and Equipment & Depreciation

Property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the following periods:

Equipment	5 years
Furniture and fixtures	5 years
Motor vehicles	10 years

Intangible Assets & Amortization

Intangible assets are stated at historical cost net of accumulated amortization. Software are amortized on a straight-line basis over the estimated useful life of the software which is 3 years.

Impairment of Long-lived assets

The Company accounts for impairment of property and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

New Accounting Pronouncements

In February of 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted.

For finance leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income

●	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

●	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position

●	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis

●	Classify all cash payments within operating activities in the statement of cash flows.

In July 2018, the FASB issued Accounting Standards Update No. 2018-11 (ASU 2018-11), which amends ASC 842 so that entities may elect not to recast their comparative periods in transition (the “Comparatives Under 840 Option”). ASU 2018-11 allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, entities would:

●	Apply ASC 840 in the comparative periods.

●	Provide the disclosures required by ASC 840 for all periods that continue to be presented in accordance with ASC 840.

●	Recognize the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings for the period of adoption.

In addition, the FASB also issued a series of amendments to ASU 2016-02 that address the transition methods available and clarify the guidance for lessor costs and other aspects of the new lease standard.

Management will review the accounting pronouncements and plan to adopt the new standard on November 1, 2019 using the modified retrospective method of adoption. The transition method expedient which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a result of electing this transition method, prior periods will not be restated. The adoption of this ASU will result in the recording of additional lease assets and liabilities each with no effect to opening balance of retained earnings as the Company.

In June 2016, the FASB issued an accounting pronouncement (FASB ASU 2016-13) related to the measurement of credit losses on financial instruments. This pronouncement, along with subsequent ASUs issued to clarify certain provisions of ASU 2016-13, changes the impairment model for most financial assets and will require the use of an “expected loss” model for instruments measured at amortized cost. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. In developing the estimate for lifetime expected credit loss, entities must incorporate historical experience, current conditions, and reasonable and supportable forecasts. This pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019.

Management is currently evaluating the impact of this update to the consolidated financial statements. Management will evaluate if the current design for the allowance for loan loss methodology would comply with these new requirements.

In October 2018, the FASB issued an accounting pronouncement (FASB ASU 2018-17) related to related party guidance for variable interest entities. The amendments in this pronouncement are effective for fiscal years beginning after December 15, 2019 and early adoption is permitted. Management does not expect it to have a material effect on the consolidated financial statements.

In December 2019, the FASB issued an accounting pronouncement (FASB ASU 2019-12) related to simplifying the accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. Management does not expect it to have a material effect on the consolidated financial statements.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

NOTE 3 – VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On June 15, 2020, Jiuzi WFOE, Zhejiang Jiuzi and the Zhejiang Jiuzi Shareholders. The key terms of these VIE Agreements are summarized in “Note 1 - Organization and Principal Activities” above.

VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Jiuzi WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Zhejiang Jiuzi and its subsidiaries, because it has both of the following characteristics:

1.	power to direct activities of Zhejiang Jiuzi that most significantly impact its economic performance, and

2.	obligation to absorb losses of the entity that could potentially be significant to Zhejiang Jiuzi or right to receive benefits from the entity that could potentially be significant to Zhejiang Jiuzi.

In addition, as all of these VIE agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these VIE agreements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these VIE Agreements, it may not be able to exert effective control over Zhejiang Jiuzi and its ability to conduct its business may be materially and adversely affected.

All of the Company’s main current operations are conducted through Zhejiang Jiuzi and its subsidiaries. Current regulations in China permit Zhejiang Jiuzi to pay dividends to the Company only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Zhejiang Jiuzi to make dividends and other payments to the Company may be restricted by factors including changes in applicable foreign exchange and other laws and regulations.

Risks of variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the VIE Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the VIE Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the VIE Arrangements is remote based on current facts and circumstances.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

The following financial information of the VIEs in the PRC are included in the accompanying consolidated financial statements as of and for the years ended October 31, 2021 and 2020

	October 31, 2021	October 31, 2020
Current assets
Cash and cash equivalents	433,430	764,492
Short-term investment	1,180,772	-
Accounts receivables	6,566	14,875
Accounts receivables – related parties	529,407	1,518,264
Due from related parties	372,759	173,643
Inventories	266,106	154,586
Advances to suppliers	1,594,278	569,023
Loans receivable from related parties, net - current portion,	9,673,893	2,999,261
Other receivables and other current assets	1,228,738	280,789
	15,285,949	6,474,933
Non-current assets
Property, plant and equipment, intangible assets	391,161	118,313
Operating lease right of use asset	846,200	-
Loans receivable from related parties, non-current portion	4,136,657	5,308,919
Other non-current assets	558,702	2,349
	5,932,720	5,429,581

Total assets of VIE	21,218,669	11,904,514

Current Liabilities
Accruals and other payables	595,364	82,182
Accounts payable – related party	44,366	102,411
Accounts payable	15,695	872
Taxes payable	2,923,130	2,772,447
Operating lease liabilities - current	163,148	-
Amounts due to parent and non-VIE subsidiaries of the Company	6,670,432	3,423,542
Contract liability	114,916	116,977
Contract liability – related party	164,804	614,449
	10,691,855	7,112,880
Non-current liabilities
Operating lease liabilities – non-current	537,432	-
Deferred income	1,263,840	-
	1,801,272	-

Total liabilities of VIE	12,493,127	7,112,880

	For the years ended
	October 31, 2021	October 31, 2020	October 31, 2019
Revenues	9,536,987	8,210,595	7,978,099
Net income	-	-	-
Net cash (used in) generated by operating activities	(1,160,565)	515,297	(1,082,855)
Net cash (used in) generated by investing activities	(1,485,306)	(26,288)	(10,197)
Net cash provided by financing activities	38,916	(164,056)	386,137

As of October 31, 2021 and 2020, the VIEs have $nil and $nil due from non-VIE subsidiaries of the Company, respectively.

As of October 31, 2021 and 2020, the VIEs have $6,670,432 and $3,423,542 due to non-VIE subsidiaries of the Company, respectively.

All material related party transactions are disclosed in Note 10, or elsewhere in these consolidated financial statements. For the years ended October 31, 2021 and 2020, the VIES have not entered into any transaction with other subsidiaries that are not VIEs, except for the service fee charged by WFOE. If and when such transaction incurs, such transaction would be eliminated upon consolidation.

Under the contractual arrangements with the VIEs, the Company has the power to direct activities of the VIEs and can have assets transferred out of the VIEs under its control. Therefore, the Company considers that there is no asset in any of the VIEs that can be used only to settle obligations of the VIEs, except for registered capital and PRC statutory reserves. As all VIEs are incorporated as limited liability companies under the Company Law of the PRC, creditors of the VIEs do not have recourse to the general credit of the Company for any of the liabilities of the VIEs.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

The Company and its directly and indirectly wholly owned subsidiaries, Jiuzi (HK) and Jiuzi WFOE do not have any substantial assets or liabilities or result of operations. They were incorporated for the purpose of providing a tax efficient structure for the Zhejiang Jiuzi to raise additional capital for its development.

NOTE 4 – INVENTORY

Inventory, net comprised of the following:

	October 31, 2021	October 31, 2020
Finished goods	266,106	154,586
Total, net	266,106	154,586

Inventory write-down expense was $nil, $nil and $nil for the years ended October 31, 2021, 2020 and 2019, respectively.

NOTE 5 – ACCOUNTS RECEIVABLES

Accounts receivables, net is comprised of the following:

	October 31, 2021	October 31, 2020
Accounts receivables	6,566	14,875
Allowance for doubtful accounts	-	-
Total, net	6,566	14,875

	October 31, 2021	October 31, 2020
Accounts receivables-related parties	547,865	1,571,991
Allowance for doubtful accounts	(18,458)	(53,727)
Total, net	529,407	1,518,264

The following is a summary of the activity in the allowance for doubtful accounts:

	October 31, 2021	October 31, 2020
Balance at beginning of year	53,727	42,253
Provision	-	8,906
Charge-offs	-	-
Recoveries	(37,591)	-
Effect of translation adjustment	2,322	2,568
Balance at end of year	18,458	53,727

Bad debt expense/(recoveries) was ($35,269), $11,474 and $32,717 for the years ended October 31, 2021, 2020 and 2019, respectively.

NOTE 6 – SHORT-TERM INVESTMENT

The following table summarizes the Company’s short-term investment:

	As of October 31, 2021
	Level 1	Level 2	Level 3	Total
Bank Wealth Management	-	1,024,443	-	1,024,443
Securities	-	156,329	-	156,329
	-	1,180,772	-	1,180,772

As of October 31, 2020
	Level 1	Level 2	Level 3	Total
Bank Wealth Management	-	-	-	-
Securities	-	-	-	-
	-	-	-	-

Jiuzi Holdings, Inc.

Notes to the Financial Statements

NOTE 7 – LOANS RECEIVABLES

Loans receivables include amounts due from related franchisees and are presented net of imputed interest and an allowance for estimated loan losses. The loans are provided in the form of credit line to related franchisee to support their operations. These loans are unsecured with a due date of 18 months upon initial drawing.

Management has determined that the 18-month borrowing rate most appropriately capture the financing cost for these loans. Given that the loans are in the forms of credit lines to the franchisees that may have varying balances over time, as a practical expedient, management has elected to the expense the interest as a cost of revenue at inception rather than amortize over time.

The amounts charged were $724,337, $755,707 and $382,084 for the years ended October 31, 2021, 2020 and 2019, respectively.

The allowance for loan losses represents an estimate of the amount of net losses inherent in our portfolio of managed receivables as of the applicable reporting date and expected to become evident during the following 12 months.

Each lending request is evaluated by considering the borrower’s financial condition. The Company uses a proprietary model to assign each franchisee a risk rating. This model uses historical franchisee performance data to identify key factors about a franchisee that are considered most significant in predicting a franchisee’s ability to meet its financial obligations. The Company also considers numerous other financial and qualitative factors of the franchisee’s operations, including capitalization and leverage, liquidity and cash flow, profitability, and credit history with the Company and other creditors.

The Company also consider recent trends in delinquencies and defaults, recovery rates and the economic environment in assessing the models used in estimating the allowance for loan losses, and may adjust the allowance for loan losses to reflect factors that may not be captured in the models. In addition, the Company periodically consider whether the use of additional metrics would result in improved model performance and revise the models when appropriate. The provision for loan losses is the periodic expense of maintaining an adequate allowance.

An account is considered delinquent when the related franchisee fails to make a substantial portion of a scheduled payment 3 months after the due date. For purposes of determining impairment, loans are evaluated collectively, as they represent a large group of smaller-balance homogeneous loans, and therefore, are not individually evaluated for impairment.

As these loans are non-interest bearing, the Company recorded a discount to the face amount using an imputed interest rate of 11.75% for the years ended October 31, 2021 and 2020 to reflect the fair value of the loan at origination. The imputed interest rate reflects the borrowing rate in the market under similar terms and duration. Direct costs associated with loan originations are not considered material, and thus, are expensed as incurred.

	October 31, 2021	October 31, 2020
Loan to related franchisees, gross	16,591,780	9,974,576
Discount based on imputed interest rate of 11.75%	(1,949,060)	(1,167,634)
Loan to related franchisees, net of discount	14,642,720	8,806,942

	October 31, 2021	October 31, 2020
Loan to related franchisees, net of discount	14,642,720	8,806,942
Provision for credit losses	(832,170)	(498,762)
Loan to related franchisees, net of discount and allowance	13,810,550	8,308,180

The following is a summary of the activity in the allowance for credit loss:

	October 31, 2021	October 31, 2020
Balance at beginning of year	498,762	193,634
Provision	409,762	293,362
Charge-offs	-	-
Recoveries	(100,739)	-
Effect of translation adjustment	24,385	11,766
Balance at end of year	832,170	498,762

Credit loss was $1,054,774, $305,128 and $61,277 for the years ended October 31, 2021, 2020 and 2019, respectively.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

The following is a summary of current and non-current loan receivables, net of allowance for credit losses:

	October 31, 2021	October 31, 2020
Loan to related franchisees, net of discount and allowances, current	9,673,893	2,999,261
Loan to related franchisees, net of discount and allowances, non-current	4,136,657	5,308,919
	13,810,550	8,308,180

Credit Quality

The Company extends credit to related franchisees primarily in the form of lines of credit to purchase vehicles and support their daily operations. Each of the franchisees are assigned to one of nine groups according to risk ratings with Group 1 demonstrating the strongest financial metrics, including performance and repayment ability and Group IX demonstrating the weakest financial metrics.

Generally, the company suspends credit lines and does not extend further funding to franchisee who are unable to repay the balance within 3 months after the 18-month deadline.

The Company regularly reviews the model to confirm the continued business significance and statistical predictability of the model and may make updates to improve the performance of the model. In addition, the Company regularly audits the related franchisee’s inventory and sales records to verify the franchisee’s performance. Based on the results of monitoring the franchisee’s performance, including daily payment verifications and monthly analysis of the franchisee’s financial statements, payoffs, aged inventory, over credit line and delinquency reports, the Company can adjust the franchisee’s risk rating, if necessary.

The credit quality of the loans receivables is evaluated based on our internal risk rating analysis. A franchisee has the same risk rating for its entire financing regardless of the type and timing of financing.

The credit quality analysis of franchisee loan receivables at October 31 was as follows:

	October 31, 2021	October 31, 2020
Franchisee Financing:
Group I	-	11,030
Group II	90,538	107,763
Group III	-	212,995
Group IV	-	209,190
Group V	745,393	667,440
Group VI	9,211,326	4,608,741
Group VII	62,084	-
Group VIII	-	814,780
Group IX	365,070	-
Group X	255,593	445,044
Group XI	518,378	-
Group XII	96,926	330,210
Group XIII	740,337	228,800
Group XIV	2,557,075	413,495
Group XV	-	227,657
Group XVI	-	529,797
Balance at end of year	14,642,720	8,806,942

NOTE 8 – PROPERTY & EQUIPMENT

Property and equipment, net comprised of the following:

	October 31, 2021	October 31, 2020
At Cost:
Equipment	74,114	41,152
Motor vehicles	371,436	44,418
Leasehold Improvement	30,397	29,599
Furniture and fixtures	8,998	7,972
	484,945	123,141

Less: Accumulated depreciation	111,837	21,264
Total, net	373,108	101,877

Depreciation expenses was $89,207, $8,504 and $8,582 for the years ended October 31, 2021, 2020 and 2019, respectively.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

NOTE 9 – INTANGIBLE ASSETS

Intangible assets, net comprised of the following:

	October 31, 2021	October 31, 2020
At Cost:
Financial software	17,196	16,436
Domain name	3,068	-
	20,264	16,436
Less: Accumulated Amortization	2,211	-
Total, net	18,053	16,436

Amortization expenses was $2,201 $nil, and $nil for the years ended October 31, 2021, 2020 and 2019, respectively.

NOTE 10 – RELATED PARTY TRANSACTIONS

The franchisees are related parties of the Company due to the nominal, symbolic equity interest ownership in the franchisees. The franchisees were originally incorporated with the Company shown as a 51.0% owner and subsequently as a 1.25% owner. The intent of having such ownership percentage in the franchisees was to enable the franchisees to register their respective individual business name to include the words “Jiuzi” as required by the local business bureau. Subsequent to the successful registration by the franchisees and completion of the Company’s obligations under the franchise and license agreement, the Company will decrease its ownership interest in these franchisees to 0%. The Company’s percentage of shareholding is nominal, inconsequential, and symbolic. The Company’s equity interest of 51.0% and 1.25% in the franchisees were symbolic in nature.

The Company did not and does not control the franchisees, exert significant influence over the franchisees, have the power to direct the use of the franchisee’s assets and the fulfillment of their obligations, appoint or dismiss directors, authorized representatives, or executive officers of the franchisees. Management has also determined that the percentage shareholding in the franchisee is not compensatory to the Company in nature, and accordingly, would not be subject to consideration as income under revenue recognition criteria. The Company did not contribute any permanent equity capital in these franchisees and if these franchisees were to incur substantial losses and accumulate significant liabilities, the Company is not obligated to absorb such losses on behalf of the franchisees. Accordingly, the management has determined that the financial positions and results of operations of these franchisees should not be included as part of the Company’s consolidated financial statements.

In addition, the Company did not and will not receive any actual ownership interest in the franchisees, nor receive any benefits from being a 51% or 1.25% owner in the franchisees. Any after tax profits generated by the franchisees that are potentially distributable to the Company are governed by the royalty agreements between the Company and the franchisee not the shareholding percentage. Accordingly, the management has determined that the ownership interest is not part of the initial franchise fee.

Accounts receivable from related franchisees comprised of the following:

	October 31, 2021	October 31, 2020
Pingxiang Jiuzi New Energy Automobile Co., Ltd	2,490	163,310
Yichun Jiuzi New Energy Automobile Co., Ltd	167,468	294,547
Puyang Guozheng New Energy Vehicle Sales Co., Ltd	54,144	51,752
Wanzai Jiuzi New Energy Automobile Co., Ltd	78,384	179,515
Xinyu Jiuzi New Energy Automobile Co., Ltd	151,253	308,934
Liuyang Jiuzi New Energy Automobile Co., Ltd	-	133,501
Yudu Jiuzi New Energy Automobile Co., Ltd	-	84,393
Gao’an Jiuzi New Energy Automobile Co., Ltd	36,847	35,219
Jiujiang Jiuzi New Energy Automobile Co., Ltd	-	52,720
Pingjiang Jiuzi New Energy Automobile Co., Ltd	-	37,587
Quanzhou Jiuzi New Energy Automobile Co., Ltd	20,135	34,188
Loudi Jiuzi New Energy Automobile Co., Ltd	-	89,728
Huaihua Jiuzi New Energy Automobile Co., Ltd	-	7,471
Xuzhou Jiuzi New Energy Automobile Co., Ltd	-	17,184
Guangzhou Jiuzi New Energy Vehicle Co., Ltd	-	-
Dongming Jiuzi New Energy Automobile Co., Ltd	9,849	59,560
Yulin Jiuzi New Energy Automobile Co., Ltd	27,295	22,382
Total	547,865	1,571,991

Accounts receivables above derived from sales of vehicles supplied to the Company’s franchisees without any special payment terms. Sales revenues from related parties’ franchisees were $88,851, $139,780 and $503,771 for the years ended October 31, 2021, 2020 and 2019 respectively.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

Loan to related franchisees is comprised of the following (see note 6 for details):

	October 31, 2021			October 31, 2020
	Gross	Discount	Net	Gross	Discount	Net
Jiangsu Changshu	$268,886	$31,587	$237,299	$293,197	$34,442	$258,755
Shandong Dongming	596,145	70,030	526,115	359,627	42,246	317,381
Jiangxi Gao’an	495,861	58,250	437,611	338,048	39,711	298,337
Hunan Huaihua	294,331	34,575	259,756	259,255	30,455	228,800
Jiangxi Jiujiang	446,122	52,407	393,715	333,037	39,122	293,915
Hunan Liuyang	580,250	68,163	512,087	344,683	40,490	304,193
Hunan Loudi	583,945	68,597	515,348	312,224	36,677	275,547
Hunan Pingjiang	564,977	66,369	498,608	334,655	39,312	295,343
Jiangxi Pingxiang	694,826	81,622	613,204	368,137	43,246	324,891
Henan Puyang	982,189	115,379	866,810	432,805	50,842	381,963
Fujian Quanzhou	439,717	51,654	388,063	383,604	45,063	338,541
Jiangxi Wanzai	557,532	65,494	492,038	228,316	26,821	201,495
Jiangxi Xinyu	1,191,815	140,004	1,051,811	363,489	42,700	320,789
Jiangxi Yichun	102,590	12,051	90,539	380,070	44,647	335,423
Jiangxi Yudu	555,343	65,236	490,107	234,770	27,579	207,191
Guangxi Rongxian	-	-	-	353,381	41,512	311,869
Guangdong Zengcheng	544,391	63,950	480,441	516,780	60,707	456,073
Jiangxi Shanggao	425,216	49,950	375,266	107,165	14,344	92,821
Shandong Heze	750,382	88,148	662,234	401,660	43,091	358,569
Jiangxi Ganzhou	122,834	14,429	108,405	117,406	12,037	105,369
Anhui Fuyang	31,266	3,672	27,594	30,132	3,540	26,592
Hunan Liling	75,443	8,862	66,581	-	-	-
Hunan Zhuzhou	109,828	12,902	96,926	78,826	9,260	69,566
Hunan Changsha	-	-	-	3,404	400	3,004
Guangxi Guilin	-	-	-	1,420	167	1,253
Hunan Xiangtan	-	-	-	-	-	-
Hunan Chenzhou	556,864	65,416	491,448	237,035	27,845	209,190
Jiangxi Ji’an	513,019	60,265	452,754	326,525	38,357	288,168
Guangxi Nanning	183,322	21,535	161,787	164,762	19,355	145,407
Hunan Leiyang	316,450	37,174	279,276	283,849	33,344	250,505
Guangxi Liuzhou	-	-	-	8,995	1,057	7,938
Hunan Ningxiang	-	-	-	4,602	541	4,061
Guangdong Dongguan Changping	262,089	30,788	231,301	210,863	24,770	186,093
Hunan Changsha County	70,348	8,264	62,084	129,668	15,232	114,436
Henan Zhengzhou	-	-	-	1,420	167	1,253
Guangdong Dongguan Nancheng	-	-	-	6,784	797	5,987
Anhui Huaibei	-	-	-	3,452	405	3,047
Guangdong Humen	-	-	-	1,674	197	1,477
Guizhou Zunyi	174,745	20,528	154,217	130,415	15,320	115,095
Jiangsu Xuzhou	264,134	31,028	233,106	311,006	36,534	274,472
Henan Xinxiang	-	-	-	2,690	316	2,374
Henan Anyang	-	-	-	5,248	617	4,631
Jiangxi Nanchang	-	-	-	8,997	1,057	7,940
Zhejiang Lishui	-	-	-	2,962	348	2,614
Jiangxi Shangrao	-	-	-	14,105	1,657	12,448
Hubei Macheng	-	-	-	9,025	1,060	7,965
Hunan Yongxing	229,312	26,938	202,374	289,310	33,986	255,324
Hunan Hengyang	96,830	11,375	85,455	74,711	8,776	65,935
Anhui Haozhou	-	-	-	7,860	923	6,937
Anhui Suzhou	-	-	-	6,395	751	5,644
Anhui Bengbu	-	-	-	5,065	595	4,470
Hunan Xiangxiang	-	-	-	4,483	527	3,956
Fujian Fuzhou	-	-	-	2,660	312	2,348
Hunan Changsha Furong	-	-	-	2,630	309	2,321
Hainan Sanya	83,542	9,814	73,728	7,172	843	6,329
Hunan Changsha Yuhua	281,393	33,056	248,337	118,163	13,881	104,282
Hunan Yongfeng	-	-	-	13,448	1,580	11,868
Anhui Suixi	-	-	-	10,101	1,187	8,914
Shandong Liangshan	-	-	-	47,098	5,533	41,565
Shandong Dingtao	312,659	36,728	275,931	47,098	5,533	41,565
Shandong Yuncheng	406,457	47,747	358,710	241,346	28,351	212,995
Shandong Heze Gaoxin	62,532	7,346	55,186	7,860	923	6,937
Shandong Zouping	56,279	6,611	49,668	47,098	5,533	41,565
Hunan Yongzhou	-	-	-	7,860	923	6,937
Shandong Juye	470,114	55,225	414,889	312,859	36,752	276,107
Shandong Juancheng	434,596	51,053	383,543	39,238	4,609	34,629
Shandong Shanxian	329,855	38,749	291,106	-	-	-
Jiangxi Zhangshu	45,336	5,326	40,010	173,358	20,365	152,993
Hunan Yiyang	-	-	-	-	-	-
Guangdong Guangzhou Zengcheng No.2	-	-	-	-	-	-
Guangdong Guangzhou Baiyun	-	-	-	-	-	-
Guangdong Foshan	110,447	12,974	97,473	60,740	7,135	53,605
Anhui Suzhou Dangshan	-	-	-	-	-	-
Jiangxi Jingdezhen	18,760	2,204	16,556	7,855	920	6,935
Jiangxi Tonggu	-	-	-	-	-	-
Guangxi Yulin	398,554	46,819	351,735	-	-	-
Shandong Heze Cao County	500,254	58,766	441,488	-	-	-
Total	$16,591,780	$1,949,060	$14,642,720	$9,974,576	$1,167,634	$8,806,942

Jiuzi Holdings, Inc.

Notes to the Financial Statements

The advances paid above are derived from funds advanced to the Company’s franchisees as working capital to support its operations. Such advances are due within 18 months.

Accounts payable to related parties’ franchisees comprised of the following:

	October 31, 2021	October 31, 2020
Guangzhou	-	16,228
Hunan Liling	-	1,108
Hunan Xiangtan	-	5,588
Jiangxi Tonggu	-	206
Shandong Shanxian	-	5,588
Hunan Yiyang	-	5,588
Guangdong Guangzhou Zengcheng No.2	-	5,588
Guangdong Guangzhou Baiyun	-	5,588
Anhui Suzhou Dangshan	-	5,588
Hunan Liuyang	13,898	25,058
Jiangxi Wanzai	8,754	8,368
Hunan Huaihua	18,744	17,915
Jiangxi Xinyu	2,970	-
Total	44,366	102,411

Accounts payable above derived from vehicles purchased by the Company from the franchisees as inventory on a needed basis without any special payment terms.

Contract liability – related party comprised of the following:

	October 31, 2021	October 31, 2020
Deferred revenues-franchisees	81,474	614,449
Deferred revenues-deposit	83,330	-
Total, net	164,804	614,449

Jiuzi Holdings, Inc.

Notes to the Financial Statements

Deferred revenues from related franchisees comprised of the following:

	October 31, 2021	October 31, 2020
Jiangxi Yichun	-	14,942
Henan Puyang	-	10,460
Jiangxi Shanggao	-	66,642
Jiangxi Ganzhou	-	1,494
Hunan Zhuzhou	-	2,690
Hunan Chenzhou Yongxing	-	5,977
Jiangxi Ji’an	-	86,665
Jiangxi Ji’an Yongfeng	-	1,195
Guangxi Nanning	-	5,977
Hunan Leiyang	-	13,448
Dongguan Changping	-	127,009
Dongguan Humen	-	897
Guizhou Zunyi	-	1,644
Hunan Changsha	-	3,437
Hunan Changsha County	-	3,313
Dongguan Nancheng	-	1,195
Anhui Huaibei	-	12,701
Hunan Hengyang	-	2,391
Guangxi Beihai	-	7,471
Hainan Haikou	-	22,413
Henan Xinxiang	-	7,471
Henan Anyang	-	14,942
Henan Wenxian	-	75
Hunan Liling	-	7,023
Zhejiang Lishui	-	23,160
Guangxi Liuzhou	-	3,736
Hunan Miluo	-	4,483
Guangzhou Panyu	-	7,471
Hunan Shaoyang	-	44,827
Hunan Wangcheng	-	15,839
Hainan Sanya	48,462	1,494
Hunan Xiangxiang	-	37,355
Hunan Changsha Furong	4,299	1,195
Guangdong Foshan	-	2,988
Anhui Suzhou	-	1,270
Anhui Suzhou Dangshan	-	299
Anhui Suixi	-	1,195
Anhui Bengbu	-	1,195
Hunan Zhangjiajie	-	18,678
Hunan Yueyang	4,299	7,471
Fujian Fuzhou	-	897
Shandong Heze Yuncheng	-	7,471
Shandong Juancheng	-	4,184
Jiangxi Zhangshu	-	1,494
Jiangxi Shangrao	-	6,275
Hunan Jishou	1,563	-
Zhejiang Hangzhou Xiaoshan	4,220	-
Hunan Yueyang Xiangyin	4,299	-
Guangdong Zhongshan	14,332	-
Jiangsu Xuzhou	-	-
Total	81,474	614,449

Jiuzi Holdings, Inc.

Notes to the Financial Statements

The deferred revenues above derived from initial franchise fees payments received in advance for services which have not yet been performed. The initial franchise fees include a series of performance obligations and an indefinite license to use the Company’s trademark. Amounts are recognized as advances when received, and are recognized as deferred revenues when the minimum amount required under the franchise or license agreement is attained. The payments are received in advance progressively and are not refundable once the required amount is attained. Such amounts are recognized as revenues when the Company performed the initial services required under the franchise or license agreement, which is generally when a specific performance obligation is completed or when and if the franchise or license agreement is terminated.

Advance received from related franchisees for purchase car deposits comprised of the following:

	October 31, 2021	October 31, 2020
Guangxi Yulin	46,898	-
Hunan Huaihua	36,432	-
Total, net	83,330	-

The amount derived from initial franchise deposit received in advance for purchase car. Amounts are recognized as advances when received, and are recognized as revenues when the performance of obligation has completed.

Related parties receivables comprised of the following:

	October 31, 2021	October 31, 2020
Mr. Shuibo Zhang	296,252	147,593
Mr. Qi Zhang	38,806	26,050
Mr. Ruchun Huang	32,491	-
Total	367,549	173,643

As of October 31, 2021 and 2020, the Company has an outstanding receivable of $296,252 and $147,593, respectively, from Mr. Shuibo Zhang, the Company’s shareholder, director, and office. The amount was advanced to Mr. Zhang for business purposes. The advances were considered due on demand in nature and have not been formalized by a promissory note and are non-interest bearing.

As of October 31, 2021 and 2020, the Company has an outstanding receivable of $38,806 and $26,050, respectively, from Mr. Qi Zhang, the vice president of marketing department. The amount was advanced to Mr. Zhang for business purposes. The advances were considered due on demand in nature and have not been formalized by a promissory note and are non-interest bearing and due on demand without a specified maturity date.

As of October 31, 2021 and 2020, the Company has an outstanding receivable of $32,491 and $0, respectively, from Mr. Ruchun Huang, the Shangli Jiuzi New Energy Vehicle Co., Ltd.’s legal representative. The amount was advanced to Mr. Huang for business purposes. The advances were considered due on demand in nature and have not been formalized by a promissory note and are non-interest bearing.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

NOTE 11 – DEFERRED INCOME

Deferred income comprised of the following government grants which have not yet been earned:

	October 31, 2021	October 31, 2020
Subsidy for the maintenance and repair of the office	341,580	-
Rent subsidy for office	922,260	-
Total	1,263,840	-

NOTE 12 – LEASES

The Company has one operating leases for its corporate office and retail store. The current lease agreement was signed to cover the lease for the period from August 1, 2021 to July 31, 2026. The company will receive the subsidy from PRC government.

Operating lease right-of-use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The discount rate used to calculate present value is incremental borrowing rate or, if available, the rate implicit in the lease. The Company determines the incremental borrowing rate for each lease based primarily on its lease term in PRC which is approximately 4.75%.

Operating lease expenses were $83,639, $55,265 and $nil for the years ended October 31, 2021, 2020 and 2019, respectively.

As of October 31, 2021 and October 31, 2020, the outstanding operating leases are below the Company’s threshold for capitalizing assets. As such, no right of use assets and liabilities were recognized under ASU 842.

The components of lease expense and supplemental cash flow information related to leases for the period are as follows:

Year Ended
Lease Cost	October 31, 2021
Operating lease cost (included in general and administrative expenses in the Company’s statement of operations)	$48,332

Other Information
Cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2020	$-
Weighted average remaining lease term – operating leases (in years)	4.75
Average discount rate – operating lease	4.75%

The supplemental balance sheet information related to leases for the period is as follows:

As of
October 31, 2021
Operating leases
Right-of-use assets	$846,200

Operating lease liabilities	$700,580

The undiscounted future minimum lease payment schedule as follows:

For the years ending October 31,
2022	194,160
2023	194,160
2024	194,160
2025	194,160
Total	776,640

Jiuzi Holdings, Inc.

Notes to the Financial Statements

NOTE 13 – SHAREHOLDERS’ EQUITY

As of October 31, 2020 and 2019, the Company had 1,000,000 shares issued and outstanding.

On October 31, 2020, pursuant to a special resolution adopted by its shareholders to amend and restate the memorandum and articles of associations, the Company conducted a subdivision of its par value with each share of a par value of $0.005 of the authorized share capital of the Company (including issued and unissued share capital) be subdivided into 5 shares of a par value of $0.001 each (the “Share Subdivision”). Immediately following the Share Subdivision, the authorized share capital of the Company was $50,000 divided into 50,000,000 shares of a par value of $0.001 each, and the total issued and outstanding shares were 5,000,000.

Subsequent to the Share Subdivision, the Company increased its authorized share capital from 50,000,000 shares to 150,000,000 shares with a par value of $0.001 per share, and issued a stock dividend on 2 for 1 on post-Share Subdivision basis, whereby each shareholder holding 1 share of the 5,000,000 shares outstanding immediately preceding this stock dividend was issued an additional 2 shares; therefore, a total of 10,000,000 shares were issued; immediately following this transaction, there were a total of 15,000,000 shares issued and outstanding. All shares and per share amounts for all periods presented herein have been adjusted to reflect the Share Subdivision and stock dividend as if it had occurred at the beginning of the first period presented.

On May 20, 2021, we issued 5,200,000 ordinary shares to the investors in connection with the closing of the initial public offering at the offering price of $5.00 per share.

NOTE 14 – SEGMENTS AND GEOGRAPHIC INFORMATION

The Company believes that it operates in two business segments which comprised of sales of NEVs and franchise services; and it operates in one geographical location China. The Company disaggregates its revenue into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Sales of goods revenues comprised of sales of vehicles to third party customers and to the franchisees. Franchise services revenues comprised of initial fees and ongoing royalties from the franchisees. Under the franchise arrangement, franchisees are granted the right to operate retail store using the Company’s Jiuzi brand and system.

Sales revenues comprised of the following:

	Years Ended
	October 31, 2021		October 31, 2020		October 31, 2019
NEVs sales	1,443,917	15%	398,613	5%	1,343,515	17%
Franchisees service revenues	8,093,070	85%	7,811,982	95%	6,634,584	83%
Total	9,536,987	100%	8,210,595	100%	7,978,099	100%

Direct costs comprised of the following:

	Years Ended
	October 31, 2021		October 31, 2020		October 31, 2019
NEVs sales	1,400,211	29%	366,523	17%	1,346,436	43%
Franchisees service revenues	3,509,493	71%	1,824,245	83%	1,769,740	57%
Total	4,909,704	100%	2,190,768	100%	3,116,176	100%

Jiuzi Holdings, Inc.

Notes to the Financial Statements

Gross profit (loss) comprised of the following:

	Years Ended
	October 31, 2021		October 31, 2020		October 31, 2019
NEVs sales	43,706	1%	32,090	1%	(2,921)	0%
Franchisees service revenues	4,583,577	99%	5,987,737	99%	4,864,844	100%
Total	4,627,283	-	6,019,827	-	4,861,923	-

NOTE 15 – INCOME TAX

The Company is subject to profits tax rate at 25% for income generated for its operation in China and net operating losses can be carried forward for no longer than five years starting from the year subsequent to the year in which the loss was incurred.

The net taxable income (losses) before income taxes and its provision for income taxes comprised of the following:

	Years Ended
	October 31, 2021	October 31, 2020	October 31, 2019
Income / (loss) attributed to China	2,002,809	3,839,535	3,747,049
PRC statutory tax rate	25%	25%	25%
Income tax expense at statutory rate	500,702	959,884	936,762
Reconciliation	46,123	14,509	(395,980)
Income tax expense/ (benefit)	546,825	974,393	540,782

NOTE 16 – CONCENTRATIONS, RISKS AND UNCERTAINTIES

Credit risk

Cash deposits with banks are held in financial institutions in China, which deposits are not federally insured. Accordingly, the Company has a concentration of credit risk related to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Concentration

The Company has a concentration risk related to suppliers and customers. Failure to maintain existing relationships with the suppliers or customers to establish new relationships in the future could negatively affect the Company’s ability to obtain goods sold to customers in a price advantage and timely manner. If the Company is unable to obtain ample supply of goods from existing suppliers or alternative sources of supply, the Company may be unable to satisfy the orders from its customers, which could materially and adversely affect revenues.

Jiuzi Holdings, Inc.

Notes to the Financial Statements

The concentration on sales revenues generated by customers type comprised of the following:

	Years Ended
	October 31, 2021		October 31, 2020		October 31, 2019
Third party sales revenues	1,355,066	15%	258,833	3%	839,744	11%
Related party sales revenues	88,851	1%	139,780	2%	503,771	6%
Third party franchise revenues	251,359	3%	-	-%	-	-%
Related party franchise revenues	7,841,711	81%	7,811,982	95%	6,634,584	83%
Total	9,536,987	100%	8,210,595	100%	7,978,099	100%

The concentration of sales revenues generated by third-party customers comprised of the following:

	Years Ended
	October 31,		October 31,		October 31,
	2021		2020		2019
Customer A	-	-	24,842	10%
Customer B	-	-	20,453	8%
Customer C	-	-	20,425	8%
Customer D	-	-	20,393	8%
Customer E			-	-	102,940	12%
Customer F			-	-	79,740	9%
Customer G			-	-	53,864	7%
Customer H	408,577	30%
Customer I	799,865	59%
Customer J	72,513	5%
Total	1,280,955	94%	86,113	34%	236,544	28%

NOTE 17 – SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. From the period from December 31, 2021 to April 14, 2022, there was no other subsequent event that would require disclosure of or adjustment to the financial statements other than disclosed below.

Guangxi Nanning Direct Train New Energy Technology Co., Ltd was incorporated on December 31, 2021 in PRC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities.

On October 10, 2019, we issued 15,000,000 ordinary shares to six shareholders in connection with the incorporation of the Company. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

On October 31, 2020, pursuant to a special resolution adopted by its shareholders to amend and restate the memorandum and articles of associations, the Company conducted a subdivision of its par value (the “Share Subdivision”). Immediately following the Share Subdivision, the authorized share capital of the Company was $50,000 divided into 50,000,000 shares of a par value of $0.001 each, and the total issued and outstanding shares were 5,000,000. Subsequent to the Share Subdivision, the Company increased its authorized share capital from 50,000,000 shares to 150,000,000 shares with a par value of $0.001 per share, and issued a stock dividend on 2 for 1 on post-Share Subdivision basis, whereby each shareholder holding 1 share of the 5,000,000 shares outstanding immediately preceding this stock dividend was issued an additional 2 shares; therefore, a total of 10,000,000 shares were issued; immediately following this transaction, there were a total of 15,000,000 shares issued and outstanding. All shares and per share amount throughout this prospectus have been adjusted retroactively to reflect the Share Subdivision and stock dividend as disclosed above.

On December 3, 2021, the Company entered into a securities purchase agreement with an accredited investor (the “Debenture Holder”) to place a Convertible Debenture (the “Debenture”) with a maturity date of twelve months after the issuance thereof in the aggregate principal amount of up to $6,000,000, provided that in case of an event of default, the Debenture may become at the Debenture Holder’s election immediately due and payable. The Debentures bear an interest rate of 5% per annum which shall be increased to 15% per annum in the event of default. The Debentures will be issued in a private placement pursuant to an exemption from the registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder. The initial closing of the Transaction occurred on December 3, 2021 when the Company issued a first Debenture for $2,500,000. The second closing of a Debenture in the amount of $2,500,000 occurred upon the filing of a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the ordinary shares upon conversion of the Debentures by the Debenture Holder. The third closing of a Debenture in the amount of $1,000,000 shall occur upon effectiveness of the Registration Statement as declared by the SEC.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(34 That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hangzhou, on April 15, 2022.

Jiuzi Holdings Inc.

By:	/s/ Shuibo Zhang
Shuibo Zhang
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shuibo Zhang	Chief Executive Officer and Director	April 15, 2022
Name: Shuibo Zhang	(Principal Executive Officer)

/s/ Francis Zhang	Chief Financial Officer	April 15, 2022
Name: Francis Zhang	(Principal Accounting and Financial Officer)

/s/ Qi Zhang	Chief Operating Officer	April 15, 2022
Name: Qi Zhang

/s/ Kezhen Li	Director	April 15, 2022
Name: Kezhen Li

/s/ Richard Chen	Director	April 15, 2022
Name: Richard Chen

/s/ Junjun Ge	Director	April 15, 2022
Name: Junjun Ge

/s/ Jehn Ming Lim	Director	April 15, 2022
Name: Jehn Ming Lim

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on April 15, 2022.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Title:	Colleen A. De Vries Senior Vice President

JIUZI HOLDINGS INC.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to Amendment No.3 to the Registration Statement on Form F-1 filed on December 3, 2020)
5.1	Opinion of Maples and Calder (Hong Kong) LLP, as to the validity of the ordinary shares relating to the Convertible Debenture Dated December 3, 2021
10.1	Share Pledge Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1 filed on July 8, 2020)
10.2	Exclusive Option Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-1 filed on July 8, 2020)
10.3	Exclusive Business Cooperation Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1 filed on July 8, 2020)
10.4	Employment Agreement between Zhejiang Jiuzi and Shuibo Zhang (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1 filed on July 8, 2020)
10.5	Employment Agreement between Zhejiang Jiuzi and Qi Zhang (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-1 filed on July 8, 2020)
10.6	Employment Agreement between Zhejiang Jiuzi and Kezhen Li (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-1 filed on July 8, 2020)
10.7	Employment Agreement between the Registrant and Francis Zhang (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed on August 26, 2020)
10.8	Director Agreement between the Registrant and Kezhen Li (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-1 filed on July 8, 2020)
10.9	Director Offer Letter between the Registrant and Richard Chen (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-1 filed on August 26, 2020)
10.10	Director Offer Letter between the Registrant and Junjun Ge (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-1 filed on August 26, 2020)
10.11	Director Offer Letter between the Registrant and Jehn Ming Lim (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-1 filed on August 26, 2020)
10.12	Form of Letter of Intent for Cooperation on Sales and Services of NEVs (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-1 filed on August 26, 2020)
10.13	Securities Purchase Agreement, dated December 3, 2021 (incorporated by reference to Exhibit 10.1 on Form 6-K filed on December 6, 2021)
10.14	Registration Rights Agreement, dated December 3, 2021 (incorporated by reference to Exhibit 10.3 on Form 6-K filed on December 6, 2021)
10.15	Extension Agreement, dated April 4, 2022 (incorporated by reference to Exhibit 99.2 on Form 6-K filed on April 4, 2022)
14.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form F-1 filed on August 26, 2020)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 20-F/A filed on March 15, 2022)
23.1†	Consent of WWC, P.C.
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3†	Consent of Capital Equity Legal Group (included in Exhibit 99.4)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form F-1 filed on August 26, 2020)
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form F-1 filed on August 26, 2020)
99.3	Nomination Committee Charter (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form F-1 filed on August 26, 2020)
99.4†	Opinion of Capital Equity Legal Group, regarding certain PRC law matters and the validity of the VIE Agreements
107	Filing Fee Table

†	Filed herein.